Filed Pursuant to Rule 424(b)(4)
Registration No. 333-183390

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 29, 2012

12,000,000 Common Units

Representing Limited Partner Interests

CVR Partners, LP

All of the common units representing limited partner interests, or common units, to be sold in this offering are being sold by Coffeyville Resources, LLC, or the Selling Unitholder, which owns our general partner and following this offering will own approximately 53% of our common units. We will not receive any of the proceeds from the common units sold by the Selling Unitholder.

Our common units are listed on the New York Stock Exchange under the symbol “UAN.” The closing price of our common units on May 21, 2013 was $26.36 per common unit.

The underwriters have an option to purchase a maximum of 1,800,000 additional common units. The Selling Unitholder would own approximately 51% of our common units if the underwriters exercise their option to purchase additional common units in full.

Investing in our common units involves risks. See “Risk Factors ” on page S-16.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Selling Unitholder
Per Common Unit	$25.15	$0.77	$24.38
Total	$301,800,000	$9,240,000	$292,560,000

Delivery of the common units will be made on or about May 28, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

Citigroup	BofA Merrill Lynch	Barclays	UBS Investment Bank	Jefferies	J.P. Morgan

RBC Capital Markets

The date of this prospectus supplement is May 22, 2013.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. Our business, financial condition, results of operations and prospects may have changed since that date. Information incorporated by reference from earlier documents is superseded by the information set forth in this prospectus supplement and by information incorporated by reference from more recent documents. Any statement so superseded shall not be deemed to constitute a part of this prospectus supplement or the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume the information appearing or incorporated by reference in this prospectus supplement is accurate as of the date on the front cover page of this prospectus supplement only.

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For investors outside the United States: We, the Selling Unitholder and the underwriters have not done anything that would permit this offering, or possession or distribution of this prospectus supplement, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common units and the distribution of this prospectus supplement outside of the United States.

In this prospectus supplement and the accompanying prospectus, all references to the “Partnership,” “CVR Partners,” “we,” “us” and “our” refer to CVR Partners, LP, a Delaware limited partnership, and its consolidated subsidiary, unless the context otherwise requires or where otherwise indicated. References to “CVR Energy” refer to CVR Energy, Inc., a Delaware corporation that indirectly owns all of Coffeyville Resources, and through Coffeyville Resources, (i) CVR GP, LLC, a Delaware limited liability company that serves as our general partner, and (ii) the common units being sold pursuant to this prospectus supplement.

INDUSTRY AND MARKET DATA

The data included and incorporated by reference in this prospectus supplement and the accompanying prospectus regarding the nitrogen fertilizer industry, including trends in the market and our position within the nitrogen fertilizer industry, is based on a variety of sources, including independent industry publications, government publications and other published independent sources, information obtained from customers, distributors, suppliers, trade and business organizations and publicly available information, as well as our good faith estimates, which have been derived from management’s knowledge and experience in the areas in which our business operates. Estimates of market size and relative positions in a market are difficult to develop and inherently uncertain. Accordingly, investors should not place undue weight on the industry and market share data presented in this prospectus supplement and the accompanying prospectus.

S-ii

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” sections herein and in our annual report on Form 10-K for the year ended December 31, 2012, and the consolidated historical financial statements and related notes incorporated by reference into this prospectus supplement, before making an investment decision. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common units from the Selling Unitholder. You should also see the “Glossary of Selected Terms” contained in Appendix A for definitions of some of the terms we use to describe our business and industry and other terms used in this prospectus supplement and the accompanying prospectus.

Overview

We are a Delaware limited partnership formed by CVR Energy to own, operate and grow our nitrogen fertilizer business. Strategically located adjacent to CVR Refining’s refinery in Coffeyville, Kansas, our nitrogen fertilizer manufacturing facility is the only operation in North America that utilizes a petroleum coke, or pet coke, gasification process to produce nitrogen fertilizer (based on data provided by Blue, Johnson & Associates, Inc., or Blue Johnson).

We produce and distribute nitrogen fertilizer products, which are used primarily by farmers to improve the yield and quality of their crops. Our principal products are ammonia and UAN. These products are manufactured at our facility in Coffeyville, Kansas. Our product sales are heavily weighted toward UAN and all of our products are sold on a wholesale basis.

Our facility includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit, and a gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen. Our gasifier is a dual-train facility, with each gasifier able to function independently of the other, thereby providing redundancy and improving our reliability. With the recent completion of the UAN expansion in February 2013, we now upgrade substantially all of the ammonia we produce to higher margin UAN fertilizer, an aqueous solution of urea and ammonium nitrate which has historically commanded a premium price over ammonia. In 2012, we produced 390,017 tons of ammonia, of which approximately 68% was upgraded into 643,813 tons of UAN. For the three months ended March 31, 2013, we produced 111,352 tons of ammonia, of which approximately 72% were upgraded into 196,157 tons of UAN.

We will continue to expand our existing asset base and utilize the experience of our and CVR Energy’s management teams to execute our growth strategy, which includes expanded production of UAN and acquiring and building additional infrastructure and production assets. A significant two-year plant expansion designed to increase our UAN production capacity by 400,000 tons per year, or approximately 50%, was completed in February 2013 and was operating at full rates at the end of the first quarter of 2013. CVR Energy, which indirectly owns our general partner and will own approximately 53% of our outstanding common units following this offering, also indirectly owns the general partner and following this offering will own approximately 72% of the common units of CVR Refining, LP. CVR Refining currently operates a 115,000 bpd oil refinery in Coffeyville, Kansas, a 70,000 bpd oil refinery in Wynnewood, Oklahoma, and ancillary businesses.

The primary raw material feedstock utilized in our nitrogen fertilizer production process is pet coke, which is produced during the crude oil refining process. In contrast, substantially all of our nitrogen fertilizer competitors use natural gas as their primary raw material feedstock. Historically, pet coke has been less expensive than natural gas on a per ton of fertilizer produced basis and pet coke prices have been more stable when compared to natural gas prices. By using pet coke as the primary raw material feedstock instead of natural gas, we believe our nitrogen fertilizer business has historically been one of the lower cost producers and marketers of ammonia and UAN fertilizers in North America. We currently purchase most of our pet coke from CVR Refining pursuant to a long-term agreement having an initial term that ends in 2027, subject to renewal. During the past five years, over 70% of the pet coke consumed by our plant was produced and supplied by CVR Refining’s Coffeyville, Kansas crude oil refinery.

We generated net sales of $81.4 million, $78.3 million, $302.3 million, $302.9 million and $180.5 million, net income of $35.6 million, $30.2 million, $112.2 million, $132.4 million and $33.3 million, and Adjusted EBITDA of $43.8 million, $38.0 million, $148.2 million, $162.6 million and $52.6 million for the three months ended March 31, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010, respectively. For a reconciliation of Adjusted EBITDA to net income, see footnote 8 under “—Summary Historical Consolidated Financial Information” for the periods presented.

Our Competitive Strengths

Pure-Play Nitrogen Fertilizer Company. We believe that as a pure-play nitrogen fertilizer company we are well positioned to benefit from positive trends in the nitrogen fertilizer market in general and the UAN market in particular. We derive substantially all of our revenue from the production and sale of nitrogen fertilizers, primarily in the agricultural market, whereas most of our competitors are meaningfully diversified into other crop nutrients, such as phosphate and potassium, and make significant sales into the lower-margin industrial market. Nitrogen is an essential element for plant growth because it is the primary determinant of crop yield. Nitrogen fertilizer production is a higher margin, growing business with more stable demand compared to the production of the two other essential crop nutrients, potassium and phosphate, because nitrogen must be reapplied annually. During the last four years, ammonia and UAN prices averaged $504 and $308 per ton, respectively, compared to average prices of $456 and $280 per ton, respectively, during the prior four-year period.

High Margin Nitrogen Fertilizer Producer. Our unique combination of pet coke raw material usage, premium product focus and transportation cost advantage has helped to keep our costs low and has enabled us to generate high margins. In the three months ended March 31, 2013 and years ended December 31, 2012, 2011 and 2010, our operating margins were 45%, 38%, 45% and 11%, respectively (our 2010 operating margins were negatively affected by downtime associated with the Linde LLC, or Linde, air separation outage, the rupture of a high-pressure UAN vessel and the major scheduled turnaround).

Stable, Fixed-Cost Production Process. We operate the only nitrogen fertilizer manufacturing facility in North America that uses pet coke gasification to produce nitrogen fertilizer. Our unique production methodology permitted us to maintain our major fixed operating expenses (including electrical energy, employee labor, maintenance, including contract labor, and outside services) at an average of approximately 87% of direct operating expenses over the 24 months ended March 31, 2013. Our fixed and relatively stable operating expenses allow us to benefit directly from increases in nitrogen fertilizer prices. Our variable costs consist primarily of pet coke. Our pet coke costs have averaged $28 per ton since we began operating under our current structure in October 2007, with a high of $33 per ton for 2012 and a low of $17 per ton for 2010. Third-party pet coke is readily available to us, and we paid an average cost of $43 per ton for third-party pet coke over the six year period from 2007 through 2012. Substantially all of our nitrogen fertilizer competitors use natural gas as their primary raw material feedstock (with natural gas constituting approximately 85-90% of their total production costs, based on historical data) and are therefore heavily impacted by changes in natural gas prices. This has contributed to our historical competitive cost advantage.

Premium Product Focus. We focus on producing higher margin, higher growth UAN nitrogen fertilizer. Historically, UAN has accounted for approximately 80% of our product tons sold. UAN commands a price premium over ammonia and urea on a nutrient ton basis. Unlike ammonia and urea, UAN is easier to apply and can be applied throughout the growing season to crops directly or mixed with crop protection products, which reduces energy and labor costs for farmers. In addition, UAN is safer for farmers to handle than ammonia. The convenience of nitrogen solutions fertilizer has led to a 16.0% increase in its consumption from 2000 through 2012 (estimated), whereas ammonia fertilizer consumption decreased by 6.0% for the same period, according to data supplied by Blue Johnson. We have spent approximately $120.2 million as of March 31, 2013 (including $14.1 million which was spent during the three months ended March 31, 2013), out of a total expected cost of $130.0 million (excluding capitalized interest), to expand our UAN upgrading capacity so that we have the flexibility to upgrade all of our ammonia production into UAN.

Strategically Located Asset. We and other competitors in the U.S. farm belt share a significant transportation cost advantage when compared to our out-of-region competitors in serving the U.S. farm belt agricultural market. In 2012, approximately 54% of the corn planted in the United States was grown within a $45 per UAN ton freight train rate of our nitrogen fertilizer plant. We are therefore able to cost-effectively sell substantially all of our products in the higher margin agricultural market, whereas, according to publicly available information prepared by our competitors, a significant portion of our competitors’ revenues is derived from the lower margin industrial market. Our products leave our plant either in trucks for direct shipment to customers or in railcars for destinations located principally on the Union Pacific Railroad and we do not currently incur significant intermediate transfer, storage, barge freight or pipeline freight charges. We estimate that our plant enjoys a transportation cost advantage of approximately $15 per UAN ton for transportation of UAN over competitors located in the U.S. Gulf Coast, based on a comparison of our actual transportation costs and recently published rail tariffs. Selling products to customers within economic rail transportation limits of our nitrogen fertilizer plant and maintaining low transportation costs are keys to maintaining profitability.

Highly Reliable Pet Coke Gasification Fertilizer Plant with Low Capital Requirements. Our nitrogen fertilizer plant was completed in 2000 and, based on data supplied by Blue Johnson, is the newest ammonia-nitrogen fertilizer plant built in North America. Prior to our plant’s construction in 2000, the last ammonia plant built in the United States was constructed in 1977. Our nitrogen fertilizer facility was built with the dual objectives of being low cost and reliable. Our facility has low maintenance costs, with maintenance capital expenditures ranging between approximately $3 million and $9 million per year from 2007 through 2012. We have configured the plant to have a dual-train gasifier complex to provide redundancy and improve our reliability. In 2012, our gasifier had an on-stream factor, which is defined as the total number of hours operated divided by the total number of hours in the reporting period, of approximately 92.6%.

Experienced Management Team. We are managed by a highly experienced management team. Mr. Byron R. Kelley, our Chief Executive Officer, has over 41 years of experience in the midstream natural gas and independent power generation sectors and Mr. Randy Maffett, Executive Vice President of Development, has 32 years of experience in business development and marketing in the energy arena. Other senior management roles are performed by members of CVR Energy’s management pursuant to a services agreement. Mr. John J. Lipinski, our Executive Chairman, has over 40 years of experience in the refining and chemicals industries, and Mr. Stanley A. Riemann, our Chief Operating Officer, has over 37 years of experience in the fertilizer and energy industries, including experience running one of the largest fertilizer manufacturing systems in the United States. The members of our senior operations and marketing teams have an average of nearly 34 years of experience in the fertilizer industry, and many were on-site during the construction and startup of our nitrogen fertilizer plant in 2000. See “Management—Executive Officers and Directors.”

Our Business Strategy

Our objective is to maximize quarterly distributions to our unitholders by operating our nitrogen fertilizer facility in an efficient manner, maximizing production time and growing profitably within the nitrogen fertilizer industry. We intend to accomplish this objective through the following strategies:

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Pay Out All of the Available Cash We Generate Each Quarter. Our strategy is to pay out all of the available cash we generate each quarter. We expect that holders of our common units will receive a greater percentage of our operating cash flow when compared to most of our publicly traded competitors across the broader fertilizer sector that are structured as corporate entities such as Agrium, CF Industries, Mosaic, Potash Corporation and Yara. Our general partner’s current policy is to distribute all of the available cash we generate each quarter, as described in “Our Cash Distribution Policy and Restrictions On Distributions” in the prospectus accompanying this prospectus supplement. We do not maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distributions or otherwise to reserve cash for future distributions. Unlike many publicly traded partnerships that have economic general partner interests and incentive distribution rights that entitle the general partner to receive increasing percentages of cash distributions (often up to 50%) as distributions increase, our general partner has a non-economic interest and no incentive distribution rights, and is therefore not entitled to receive cash distributions. Our common unitholders will receive 100% of our cash distributions.

•	Pursue Growth Opportunities. We are well positioned to grow organically, through acquisitions or both.

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Expand UAN Capacity. Using a portion of the proceeds from our April 2011 initial public offering, or the “Initial Public Offering,” in February 2013, we completed an expansion of our nitrogen fertilizer plant designed to increase our UAN production capacity by 400,000 tons per year, or approximately 50%, which was operating at full rates at the end of the first quarter of 2013. This approximately $130.0 million expansion (excluding capitalized interest), for which approximately $120.2 million had been spent as of March 31, 2013, allows us the flexibility to upgrade all of our ammonia production. We expect that this additional UAN production capacity will improve our margins, as UAN has historically been a higher margin product than ammonia.

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Develop Internal Projects. In addition to expanding our UAN production capacity, we are focused on other internal strategic initiatives designed to expand our footprint of operations. For example, in January 2013, we completed the UAN terminal project which included the construction of a two million gallon UAN storage tank and related truck and rail car load-out facilities, which enables us to distribute up to approximately 20,000 tons of UAN fertilizer annually. In addition, we sell liquid urea fertilizer to distributors who process it into diesel exhaust fluid, more commonly known as DEF. DEF is the most widely accepted technology for reducing nitrogen oxides and particulate matter from diesel vehicle exhaust emissions. Complementing our efforts to grow our scope of operations, we regularly evaluate opportunities to increase the efficiency of our plant assets. We currently have two projects under detailed review that collectively could materially increase our production of ammonia. We also have another project being analyzed that would allow us to expand into additional specialty agriculture products. Preliminary indications are positive on all three projects. Assuming we decide to move forward with the projects after our full review is completed in the second half of 2013, two of the projects could come online in 2014 and the third in 2015.

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Selectively Pursue Accretive Acquisitions. We intend to evaluate strategic acquisitions within the nitrogen fertilizer industry and to focus on disciplined and accretive investments that leverage our core strengths. We have no agreements or understandings with respect to any material acquisitions at the present time.

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Continue to Enhance Efficiency and Reduce Operating Costs. We are currently engaged in certain projects that will reduce overall operating costs, increase efficiency and utilize byproducts to generate incremental revenue. For example, we have built a low btu gas recovery pipeline between our nitrogen fertilizer plant and CVR Refining’s crude oil refinery, which will allow us to sell off-gas, an exhaust gas byproduct produced by our fertilizer plant, to the refinery. This pipeline began operating in May 2011. In addition, before the end of the second quarter of 2013, we will begin selling all of the high purity carbon dioxide, or CO2, produced by our nitrogen fertilizer plant (currently approximately 1,000,000 tons per year) to an oil and gas exploration and production company. Revenues from sales of CO2 and low btu gas are not expected to be material. We are also currently evaluating two production enhancement projects associated with the recovery of waste hydrogen and excess oxygen which could be used to produce incremental ammonia.

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Continue to Focus on Safety and Training. We intend to continue our focus on safety and training in order to increase our facility’s reliability and maintain our facility’s high on-stream availability. We have developed a series of comprehensive safety programs, involving active participation of employees at all levels of the organization, that are aimed at preventing recordable incidents. In 2012, our nitrogen fertilizer plant had 0.83 recordable incidents per 200,000 hours worked.

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Provide High Level of Customer Service. We focus on providing our customers with the highest level of service. The nitrogen fertilizer plant has demonstrated consistent levels of production while operating at close to full capacity. Substantially all of our product shipments are targeted to freight advantaged destinations located in the U.S. farm belt, allowing us to quickly and reliably service customer demand. Furthermore, we maintain our own fleet of railcars, which helps us ensure prompt delivery. As a result of these efforts, many of our largest customers have been our customers since the plant came online in 2000. We believe a continued focus on customer service will allow us to maintain relationships with existing customers and grow our business.

Industry Overview

Nitrogen, phosphate and potassium are the three essential nutrients plants need to grow for which there are no substitutes. Nitrogen is the primary determinant of crop yield. Nutrients are depleted in soil over time and therefore must be replenished through fertilizer use. Nitrogen is the most quickly depleted nutrient and so must be replenished every year, whereas phosphate and potassium can be retained in soil for up to three years.

Global demand for fertilizers is driven primarily by population growth, dietary changes in the developing world and increased consumption of bio-fuels. According to the International Fertilizer Industry Association, from 1972 to 2010, global fertilizer demand grew 2.1% annually. Fertilizer use is projected to increase by 45% between 2005 and 2030 to meet global food demand according to a study funded by the Food and Agricultural Organization of the United Nations. Currently, the developed world uses fertilizer more intensively than the developing world, but sustained economic growth in emerging markets is increasing food demand and fertilizer use. As an example, China’s grain production increased 55% between 2001 and 2012, but still failed to keep pace with increases in demand, prompting China to grow its grain imports by more than 140% over the same period, according to the United States Department of Agriculture.

World grain demand has increased 6% over the last five years leading to a tight grain supply environment and significant increases in grain prices, which is highly supportive of fertilizer prices. During this same time period, average corn belt UAN prices increased 26% from $290 per ton to $365 per ton. Nitrogen fertilizer prices have decoupled from their historical correlation with natural gas prices and are now driven primarily by demand dynamics. During the last five years, corn prices in Illinois have averaged $5.05 per bushel, an increase of 100% above the average price of $2.52 per bushel during the preceding five years. At existing grain prices and prices implied by futures markets, farmers are expected to generate substantial profits, leading to relatively inelastic demand for fertilizers.

The United States is the world’s largest exporter of coarse grains, accounting for 22% of world exports and 26% of total world production, according to the USDA. Fertecon estimates the United States is the world’s third largest consumer of nitrogen fertilizer and historically the world’s first or second largest importer of nitrogen fertilizer, importing approximately 41% of its nitrogen fertilizer needs. North American producers have a significant and sustainable cost advantage over European producers that export to the U.S. market. Over the last decade, the North American nitrogen fertilizer market has experienced significant consolidation through plant closures and corporate consolidation.

The convenience of nitrogen solutions fertilizer has led to a 16.0% increase in the United States in its consumption from 2000 to 2012 (estimated), whereas ammonia fertilizer consumption decreased by 6.0% in the United States for the same period, according to data supplied by Blue Johnson. Unlike ammonia and urea, UAN can be applied throughout the growing season and can be applied in tandem with pesticides and herbicides, providing farmers with flexibility and cost savings. As a result of these factors, UAN commands a premium price to urea and ammonia, on a nitrogen equivalent basis.

Principal Executive Offices

Our principal executive offices are located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, and our telephone number is (281) 207-3200. Our website address is www.cvrpartners.com. Information contained on our website or CVR Energy’s website is not incorporated by reference into this prospectus supplement and the accompanying prospectus and does not constitute a part of this prospectus supplement and the accompanying prospectus. Our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or SEC, are available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. These risks are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and in the periodic reports we file with the SEC which are incorporated by reference herein. You should carefully consider these risk factors together with all other information included and incorporated by reference in this prospectus supplement.

In particular, due to our relationship with CVR Energy and CVR Refining, adverse developments or announcements concerning CVR Energy or CVR Refining could materially adversely affect our business. The ratings assigned to CVR Refining’s senior secured indebtedness are below investment grade.

The Offering

Issuer	CVR Partners, LP, a Delaware limited partnership.

Selling Unitholder	Coffeyville Resources, LLC, a wholly-owned subsidiary of CVR Energy, Inc.

Common units offered to the public by the Selling Unitholder	12,000,000 common units.

Option to purchase additional common units from the Selling Unitholder	1,800,000 common units.

Units outstanding after this offering	73,065,143 common units (excluding common units which are subject to issuance under our long-term incentive plan).

Use of Proceeds	We will not receive any of the proceeds from the sale of the common units by the Selling Unitholder.

Cash Distributions	Our general partner’s current policy is to distribute all of the available cash we generate each quarter. Available cash for each quarter is determined by the board of directors of our general partner following the end of such quarter. Beginning with the first quarter of 2013, the board of directors of our general partner has adopted an amended cash distribution policy to calculate available cash starting with Adjusted EBITDA, reduced for cash needed for net interest expense (excluding capitalized interest) and debt service and other contractual obligations, maintenance capital expenditures, and, to the extent applicable, major scheduled turnaround expense incurred, and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, if any.

Because our general partner’s policy is to distribute all the available cash we generate each quarter, without reserving cash for future distributions or borrowing to pay distributions during periods of low cash flow from operations, our unitholders have direct exposure to fluctuations in the amount of earnings generated by our business. We expect that the amount of our quarterly distributions, if any, will vary based on our earnings during each quarter. Our quarterly cash distributions, if any, will not be stable and will vary from quarter to quarter as a direct result of variations in our operating performance and earnings caused by fluctuations in the price of nitrogen fertilizers. Such variations in the amount of our quarterly distributions may be significant. Unlike most publicly traded partnerships, we do not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time. The board of directors of our general partner may change our distribution policy at any time and from time to time. Our partnership agreement does not require us to pay cash distributions on a quarterly or other basis. In addition, the board of directors of our general partner may be required to or elect to eliminate our distributions at any time during periods of reduced prices or demand for our nitrogen fertilizer products, among other reasons. Please see “Risk Factors.”

Incentive Distribution Rights (IDRs)	None.

Subordination Period	None.

Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional common units or other partnership interests for the consideration and on the terms and conditions determined by the board of directors of our general partner without the approval of our unitholders. See “Description of Our Partnership Agreement—Issuance of Additional Partnership Interests” in the prospectus accompanying this prospectus supplement.

Limited voting rights	Our general partner manages and operates us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or our general partner’s directors on an annual or other continuing basis. Our general partner may be removed by a vote of the holders of at least 66 2/3% of the outstanding common units, including any common units owned by our general partner and its affiliates (including Coffeyville Resources, a wholly-owned subsidiary of CVR Energy), voting together as a single class. Upon completion of this offering, our general partner and its affiliates, through Coffeyville Resources, will own an aggregate of approximately 53% of our outstanding common units (or 51% if the underwriters exercise their option to purchase additional common units in full). This will give Coffeyville Resources the ability to prevent removal of our general partner. See “Description of Our Partnership Agreement—Voting Rights” in the prospectus accompanying this prospectus supplement.

Call right	If at any time our general partner and its affiliates (including Coffeyville Resources) own more than 80% of the common units, our general partner will have the right, but not the obligation, to purchase all, but not less than all, of the common units held by public unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. See “Description of Our Partnership Agreement—Call Right” in the prospectus accompanying this prospectus supplement.

Material U.S. Federal Income Tax Consequences	For a discussion of material U.S. federal income tax consequences that may be relevant to prospective unitholders, see “Material U.S. Federal Income Tax Consequences” beginning on page S-46 of this prospectus supplement and in the prospectus accompanying this prospectus supplement.

Exchange Listing	Our common units are listed on the New York Stock Exchange under the symbol “UAN.”

Risk Factors	Investing in our common units involves risks. You should carefully consider the “Risk Factors” set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as any other risk factors described under the caption “Risk Factors” in any documents we incorporate by reference into this prospectus supplement.

Organizational Structure

The following chart provides a simplified overview of our organizational structure as of the closing of this offering, assuming the underwriters do not exercise their option to purchase additional common units in full. If the underwriters exercise their option to purchase additional common units in full, the Selling Unitholder would own approximately 51% of the common units and the public would own approximately 49% of the common units.

Summary Historical Consolidated Financial Information

The summary consolidated financial information presented below under the caption Statement of Operations Data for the years ended December 31, 2012, 2011 and 2010, and the summary consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2012 and 2011, have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement from our annual report on Form 10-K for the year ended December 31, 2012, which consolidated financial statements have been audited by KPMG LLP, independent registered public accounting firm. Our historical results are not necessarily indicative of future results. The summary condensed consolidated financial information presented below under the caption Statement of Operations Data for the three months ended March 31, 2013 and 2012, and the summary condensed consolidated financial information presented below under the caption Balance Sheet Data as of March 31, 2013, have been derived from our unaudited interim condensed consolidated financial statements incorporated by reference into this prospectus supplement from our quarterly report on Form 10-Q for the quarter ended March 31, 2013. The unaudited interim condensed consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements. In our opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary for the fair presentation of those statements. Our historical results are not necessarily indicative of future results and our results for the three months ended March 31, 2013 are not necessarily indicative of the results for the full 2013 fiscal year.

Our consolidated financial statements include certain costs of CVR Energy that were incurred on our behalf. These costs, which are reflected in selling, general and administrative expenses (exclusive of depreciation and amortization) and direct operating expenses (exclusive of depreciation and amortization), are billed to us pursuant to a services agreement entered into in October 2007 and amended in connection with our Initial Public Offering that is a related party transaction. The amounts charged to us are not necessarily indicative of the costs that we would have incurred had we operated as a stand-alone company for all periods presented.

The historical data presented below has been derived from financial statements that have been prepared using accounting principles generally accepted in the United States, or GAAP. This data should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus supplement from our annual report on Form 10-K for the year ended December 31, 2012 and our quarterly report on Form 10-Q for the quarter ended March 31, 2013.

	Three Months Ended March 31,
			Year Ended December 31,
	2013	2012	2012	2011	2010
	(dollars in millions, except per unit data and as otherwise indicated)
	(unaudited)
Statement of Operations Data:
Net Sales(1)	$81.4	$78.3	$302.3	$302.9	$180.5
Cost of product sold—Affiliates(2)	3.1	3.0	11.5	11.7	5.8
Cost of product sold—Third Parties(2)	7.5	9.6	34.6	30.8	28.5

	10.6	12.6	46.1	42.5	34.3
Direct operating expenses—Affiliates(2)(3)	1.0	0.4	2.3	1.2	2.3
Direct operating expenses—Third Parties(2)	21.6	22.5	93.3	85.3	84.4

	22.6	22.9	95.6	86.5	86.7
Insurance recovery—business interruption	—	—	—	(3.4)	—
Selling, general and administrative expenses—Affiliates(2)(3)	4.2	3.8	17.2	16.5	16.7
Selling, general and administrative expenses—Third Parties(2)	1.4	2.2	6.9	5.7	3.9

	5.6	6.0	24.1	22.2	20.6
Depreciation and amortization(4)	5.8	5.4	20.7	18.9	18.5

Operating income	36.8	31.4	115.8	136.2	20.4

	Three Months Ended March 31,
			Year Ended December 31,
	2013	2012	2012	2011	2010
	(dollars in millions, except per unit data and as otherwise indicated)
	(unaudited)
Interest (expense) and other financing costs	(1.2)	(1.2)	(3.8)	(4.0)	—
Interest income(5)	—	—	0.2	—	13.1
Other income (expense)	—	—	0.1	0.2	(0.2)

Income before income taxes	35.6	30.2	112.3	132.4	33.3
Income tax expense	—	—	0.1	—	—

Net income	$35.6	$30.2	$112.2	$132.4	$33.3
Available cash for distribution(6)	44.6	38.2	132.3	114.4
Net income per common unit—basic(7)	0.49	0.41	1.54	1.48
Net income per common unit—diluted(7)	0.49	0.41	1.53	1.48
Weighted-average common units outstanding:
Basic	73,065	73,031	73,039	73,008
Diluted	73,233	73,196	73,193	73,073

Financial and Other Data:
Cash flows provided by operating activities	$57.5	$53.8	$133.5	$139.8	$75.9
Cash flows (used in) investing activities	(18.1)	(22.3)	(81.1)	(16.4)	(9.0)
Cash flows (used in) financing activities	(14.0)	(42.9)	(161.5)	70.8	(29.6)
Adjusted EBITDA(8)	43.8	38.0	148.2	162.6	52.6
Capital expenditures for property, plant and equipment	18.1	22.3	82.2	19.1	10.1

Key Operating Data:
Product pricing (plant gate) (dollars per ton)(9)
Ammonia	663	613	613	579	361
UAN	295	313	303	284	179
Pet coke cost (dollars per ton)(10)
Third-party	40	45	42	45	40
CVR Energy	28	40	30	28	11
Production (thousand tons):
Ammonia (gross produced)(11)	111.4	89.3	390.0	411.2	392.7
Ammonia (net available for sale)(11)	30.7	25.0	124.6	116.8	155.6
UAN	196.2	154.6	643.8	714.1	578.3
On-stream factors(12)
Gasifier	99.5%	93.3%	92.6%	99.0%	89.0%
Ammonia	98.8%	91.5%	91.1%	97.7%	87.7%
UAN	92.8%	83.6%	86.4%	95.5%	80.8%

Balance Sheet Data:
Cash and cash equivalents	153.2	225.6	127.8	237.0	42.7
Working capital	135.5	204.1	116.6	229.4	27.1
Total assets	660.1	656.9	623.0	659.3	452.2
Total debt including current position	125.0	125.0	125.0	125.0	—
Partners’ capital	469.1	478.0	446.2	489.5	402.2

(1)	Below are the components of Net sales:

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(in millions)
	(unaudited)
Sales net plant gate	$75.6	$67.9	$273.5	$266.6	$163.4
Freight in revenue	5.7	4.7	22.4	22.1	17.0
Hydrogen and other gases revenue	0.1	5.7	6.4	14.2	0.1

Total net sales	$81.4	$78.3	$302.3	$302.9	$180.5

(2)	Amounts shown are exclusive of depreciation and amortization.
(3)	Our direct operating expenses and selling, general and administrative expenses for the years ended December 31, 2012, 2011 and 2010 and the three months ended March 31, 2013 and 2012 are shown exclusive of depreciation and amortization and include a charge related to CVR Energy’s share-based compensation expense allocated to us by CVR Energy for financial reporting purposes in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 718 Compensation—Stock Compensation, or ASC 718. We are not responsible for the payment of cash related to any share-based compensation allocated to us by CVR Energy. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” and the audited consolidated financial statements and related notes included in our annual report on Form 10-K for the year ended December 31, 2012 and the unaudited interim condensed consolidated financial statements and related notes included in our quarterly report on Form 10-Q for the period ended March 31, 2013, which are incorporated by reference into this prospectus supplement.

The charges for allocated share-based compensation were:

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
			(in millions)
	(Unaudited)
Direct operating expenses (exclusive of depreciation and amortization)	$—	$—	$0.4	$0.5	$0.7
Selling, general and administrative expenses (exclusive of depreciation and amortization)	0.7	0.6	4.2	5.4	8.3

Total	$0.7	$0.6	$4.6	$5.9	$9.0

(4)	Depreciation and amortization is comprised of the following components as excluded from direct operating expenses and selling, general and administrative expenses:

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
			(in millions)
	(Unaudited)
Depreciation and amortization excluded from direct operating expenses	$5.7	$5.4	$20.6	$18.8	$18.5
Depreciation and amortization excluded from cost of product sold	—	—	0.1	0.1	—
Depreciation and amortization excluded from selling, general and administrative expenses	—	—	—	—	—

Total depreciation and amortization	$5.7	$5.4	$20.7	$18.9	$18.5

(5)	Interest income for the year ended December 31, 2010 is primarily attributable to a due from affiliate balance owed to us by Coffeyville Resources as a result of affiliate loans. The due from affiliate balance was distributed to Coffeyville Resources in December 2010. Accordingly, such amounts are no longer owed to us.
(6)	From the Initial Public Offering through December 31, 2012, available cash for distribution was generally equal to our cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs that our board of directors of our general partner deems necessary or appropriate. Beginning with the first quarter of 2013, the board of directors of our general partner adopted an amended policy to calculate available cash starting with Adjusted EBITDA reduced for cash needed for net interest expense (excluding capitalized interest) and debt service and other contractual obligations, maintenance capital expenditures and to the extent applicable, major scheduled turnaround expense incurred, and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, if any. For the year ended December 31, 2011, available cash for distribution is calculated for the period beginning at the closing of our Initial Public Offering (April 13, 2011) through December 31, 2011.
(7)	We have omitted net income per unitholder during the period we operated as a partnership through the closing of our Initial Public Offering because during those periods we operated under a different capital structure than what we are operating under following the closing of our Initial Public Offering, and, therefore, the information is not meaningful. Per unit data for the twelve months ending December 31, 2011 is calculated for the period beginning at the closing of our Initial Public Offering (April 13, 2011) through December 31, 2011.
(8)	EBITDA is defined as net income before net interest (income) expense, income tax expense, and depreciation and amortization expense, which are items management believes affect the comparability of operating results.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of non-cash share-based compensation, and, where applicable, major scheduled turnaround expense and loss on disposition of assets. We present Adjusted EBITDA because it is a key measure used in material covenants in our credit facility and because it is the starting point for our available cash for distribution. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to our common unitholders and our compliance with the covenants contained in our credit facility. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of our net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended March 31,		Historical
			Year Ended December 31,
	2013	2012	2012	2011	2010
	(in millions)
	(unaudited)
Net income	$35.6	$30.2	$112.2	$132.4	$33.3
Add:
Interest expense, net	1.2	1.2	3.6	4.0	(13.1)
Income tax expense	—	—	0.1	—	—
Depreciation and amortization	5.8	5.4	20.7	18.9	18.5

EBITDA	42.6	36.8	136.6	$155.3	$38.7
Loss on disposition of assets	—	—	—	—	1.4
Major scheduled turnaround expense	—	—	4.8	—	3.5
Share-based compensation, non-cash	1.2	1.2	6.8	7.3	9.0

Adjusted EBITDA	$43.8	$38.0	$148.2	$162.6	$52.6

(9)	Plant gate price per ton represents net sales less freight revenue and hydrogen revenue (from hydrogen sales to CVR Energy’s refinery) divided by product sales volume in tons in the reporting period. Plant gate price per ton is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(10)	We use approximately 1.2 tons of pet coke to produce 1.0 ton of ammonia.
(11)	The gross tons produced for ammonia represent the total ammonia produced, including ammonia that was upgraded into UAN. As a result of the UAN expansion project, we expect to upgrade substantially all of the ammonia we produce into UAN. The net tons available for sale represent the ammonia available for sale that was not upgraded into UAN.
(12)	On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency. Excluding the impact of the downtime associated with the UAN expansion coming on-line, the on-stream factors for the three months ended March 31, 2013 would have been 99.5% for gasifier, 98.8% for ammonia and 98.3% for UAN. Excluding the impact of the Linde air separation unit outage and the major scheduled turnaround, the on-stream factors for the year ended December 31, 2012 would have been 98.1% for gasifier, 97.1% for ammonia and 92.8% for UAN. Excluding the impact of the Linde air separation unit outage, the on-stream factors for the year ended December 31, 2011 would have been 99.2% for gasifier, 98.0% for ammonia and 95.7% for UAN. Excluding the impact of the Linde air separation unit outage, the rupture of the high-pressure UAN vessel and the major scheduled turnaround, the on-stream factors for the year ended December 31, 2010 would have been 97.6% for gasifier, 96.8% for ammonia and 96.1% for UAN.

RISK FACTORS

Investing in our common units involves risks. You should carefully consider the “Risk Factors” set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as any other risk factors described under the caption “Risk Factors” in any documents we incorporate by reference into this prospectus supplement, before deciding to invest in any of our common units. See “Incorporation By Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference in this prospectus supplement contain forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our future profitability, our expected capital expenditures (including environmental expenditures) and the impact of such expenditures on our performance, the costs of operating as a public company, and our capital programs. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors” in our periodic reports filed with the SEC which are incorporated by reference herein, that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

•	our ability to make cash distributions on the common units;

•	the volatile nature of our business and the variable nature of our distributions;

•	the ability of our general partner to modify or revoke our distribution policy at any time;

•	the cyclical nature of our business;

•	the seasonal nature of our business;

•	the dependence of our operations on a few third-party suppliers, including providers of transportation services and equipment;

•	our reliance on pet coke that we purchase from CVR Refining;

•	the supply and price levels of essential raw materials;

•	the risk of a material decline in production at our nitrogen fertilizer plant;

•	potential operating hazards from accidents, fire, severe weather, floods or other natural disasters;

•	the risk associated with governmental policies affecting the agricultural industry;

•	competition in the nitrogen fertilizer business;

•	capital expenditures and potential liabilities arising from environmental laws and regulations;

•	existing and proposed environmental laws and regulations, including those relating to climate change, alternative energy or fuel sources, and on the end-use and application of fertilizers;

•	new regulations concerning the transportation of hazardous chemicals, risks of terrorism and the security of chemical manufacturing facilities;

•	our lack of asset diversification;

•	our dependence on significant customers;

•	the potential loss of our transportation cost advantage over our competitors;

•	our potential inability to successfully implement our business strategies, including the completion of significant capital programs;

•	our reliance on CVR Energy’s senior management team and conflicts of interest they face operating both us and CVR Energy;

•	risks relating to our relationships with CVR Energy and CVR Refining;

•	control of our general partner by CVR Energy;

•	our ability to continue to license the technology used in our operations;

•	restrictions in our debt agreements;

•	changes in our treatment as a partnership for U.S. income or state tax purposes; and

•	instability and volatility in the capital and credit markets.

You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time made, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

This list of factors is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

OUR STRUCTURE AND ORGANIZATION

Management

Our general partner, which is indirectly owned by CVR Energy, manages our operations and activities. For information about the executive officers and directors of our general partner, see “Management—Executive Officers and Directors.” Our general partner does not receive any management fee or other compensation in connection with the management of our business but is entitled to be reimbursed for all direct and indirect expenses incurred on our behalf, including management compensation and overhead allocated to us by CVR Energy in accordance with our services agreement. Our general partner owns a non-economic general partner interest and therefore is not entitled to receive cash distributions. However, it may acquire common units in the future and would be entitled to receive pro rata distributions therefrom.

Unlike shareholders in a corporation, our common unitholders are not entitled to elect our general partner or the board of directors of our general partner. See “Management—Management of CVR Partners, LP.”

Conflicts of Interest and Fiduciary Duties

CVR GP, LLC, our general partner, has legal duties to manage us in a manner that is in our best interests. These legal duties are commonly referred to as “fiduciary duties.” Because our general partner is indirectly owned by CVR Energy, the officers and directors of our general partner and the officers and directors of CVR Energy, which indirectly owns our general partner, also have fiduciary duties to manage the business of our general partner in a manner beneficial to CVR Energy. As a result of these relationships, conflicts of interest exist and may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, see “Risk Factors—Risks Related to Our Limited Partnership Structure and Our Common Units” incorporated by reference into this prospectus supplement from our annual report on Form 10-K for the year ended December 31, 2012 and “Conflicts of Interest and Fiduciary Duties” in the prospectus accompanying this prospectus supplement.

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner and its directors and officers to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner’s fiduciary duties. By purchasing a common unit, you are consenting to various limitations on fiduciary duties contemplated in our partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable law. See “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties” in the prospectus accompanying this prospectus supplement for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders. In addition, our general partner will have the right to call, under specified circumstances, all of the outstanding common units without considering whether this is in the interest of our common unitholders. For a description of such call right, see “Description of Our Partnership Agreement—Call Right” in the prospectus accompanying this prospectus supplement.

For a description of our other relationships with our affiliates, see “Certain Relationships and Related Transactions, and Director Independence” incorporated by reference into this prospectus supplement from our annual report on Form 10-K for the year ended December 31, 2012.

Trademarks, Trade Names and Service Marks

This prospectus supplement may include our and our affiliates’ trademarks, including Coffeyville Resources and the CVR Partners, LP logo, each of which is registered with the United States Patent and Trademark Office. This prospectus supplement may also contain trademarks, service marks, copyrights and trade names of other companies.

CVR Energy

CVR Energy, a New York Stock Exchange listed company, which indirectly owns our general partner and will own approximately 53% of our outstanding common units following this offering (51% of our common units if the underwriters exercise their option to purchase additional common units in full), also indirectly owns the general partner and following this offering will own approximately 72% of the common units of CVR Refining, LP, a New York Stock Exchange limited partnership that currently operates a 115,000 bpd oil refinery in Coffeyville, Kansas, a 70,000 bpd oil refinery in Wynnewood, Oklahoma, and ancillary businesses. CVR Energy’s common stock is listed for trading on the New York Stock Exchange under the symbol “CVI.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common units by the Selling Unitholder. The Selling Unitholder will receive all of the net proceeds from the sale of its common units. See “Selling Unitholder.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2013.

You should read this table in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes included in our annual report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this prospectus supplement.

As of March 31, 2013
(in thousands)
Cash and cash equivalents	$153,242

Revolving credit facility(1)	—
Term loan facility	125,000
Partners’ capital:
Equity held by public:
22,145,143 common units(2)	142,953
Equity held by CVR Energy and its subsidiaries:
50,920,000 common units(2)	328,701
General partner’s interest	1
Accumulated other comprehensive loss	(2,539)

Total partners’ capital	469,116

Total capitalization	$594,116

(1)	As of March 31, 2013, we had $25.0 million of available capacity under our revolving credit facility.
(2)	Following this offering, 34,145,143 common units will be held by the public (35,945,143 common units if the underwriters exercise their option to purchase additional common units) and 38,920,000 common units will be held by CVR Energy and its subsidiaries (37,120,000 common units if the underwriters exercise their option to purchase additional common units).

BUSINESS

Overview

We are a Delaware limited partnership formed by CVR Energy to own, operate and grow our nitrogen fertilizer business. Strategically located adjacent to CVR Refining’s refinery in Coffeyville, Kansas, our nitrogen fertilizer manufacturing facility is the only operation in North America that utilizes a petroleum coke, or pet coke, gasification process to produce nitrogen fertilizer (based on data provided by Blue, Johnson & Associates, Inc., or Blue Johnson).

We produce and distribute nitrogen fertilizer products, which are used primarily by farmers to improve the yield and quality of their crops. Our principal products are ammonia and UAN. These products are manufactured at our facility in Coffeyville, Kansas. Our product sales are heavily weighted toward UAN and all of our products are sold on a wholesale basis.

Our facility includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a gasifier complex with built-in redundancy having a capacity of 84 million standard cubic feet per day of hydrogen. Our gasifier is a dual-train facility, with each gasifier able to function independently of the other, thereby providing redundancy and improving our reliability. With the recent completion of the UAN expansion in February 2013, we now upgrade substantially all of the ammonia we produce to higher margin UAN fertilizer, an aqueous solution of urea and ammonium nitrate which has historically commanded a premium price over ammonia. In 2012, we produced 390,017 tons of ammonia, of which approximately 68% was upgraded into 643,813 tons of UAN. For the three months ended March 31, 2013, we produced 111,352 tons of ammonia, of which approximately 72% were upgraded into 196,157 tons of UAN.

We will continue to expand our existing asset base and utilize the experience of our and CVR Energy’s management teams to execute our growth strategy, which includes expanded production of UAN and acquiring and building additional infrastructure and production assets. A significant two-year plant expansion designed to increase our UAN production capacity by 400,000 tons per year, or approximately 50%, was completed in February 2013 and was operating at full rates at the end of the first quarter of 2013. CVR Energy, which indirectly owns our general partner and will own approximately 53% of our outstanding common units following this offering, also indirectly owns the general partner and following this offering will own approximately 72% of the common units of CVR Refining, LP. CVR Refining currently operates a 115,000 bpd oil refinery in Coffeyville, Kansas, a 70,000 bpd oil refinery in Wynnewood, Oklahoma, and ancillary businesses.

The primary raw material feedstock utilized in our nitrogen fertilizer production process is pet coke, which is produced during the crude oil refining process. In contrast, substantially all of our nitrogen fertilizer competitors use natural gas as their primary raw material feedstock. Historically, pet coke has been less expensive than natural gas on a per ton of fertilizer produced basis and pet coke prices have been more stable when compared to natural gas prices. By using pet coke as the primary raw material feedstock instead of natural gas, we believe our nitrogen fertilizer business has historically been one of the lower cost producers and marketers of ammonia and UAN fertilizers in North America. We currently purchase most of our pet coke (between 950 and 1,050 tons per day) from CVR Refining pursuant to a long-term agreement having an initial term that ends in 2027, subject to renewal. The facility uses a gasification process for which we have a fully paid, perpetual license from an affiliate of the General Electric Company (“General Electric”), to convert pet coke to high purity hydrogen for subsequent conversion to ammonia. During the past five years, over 70% of the pet coke consumed by our plant was produced and supplied by CVR Refining’s Coffeyville, Kansas crude oil refinery. Our plant uses another 350 to 400 tons per day from unaffiliated, third-party sources such as other Midwestern refineries or pet coke brokers.

We generated net sales of $81.4 million, $78.3 million, $302.3 million, $302.9 million and $180.5 million, net income of $35.6 million, $30.2 million, $112.2 million, $132.4 million and $33.3 million, and Adjusted

EBITDA of $43.8 million, $38.0 million, $148.2 million, $162.6 million and $52.6 million for the three months ended March 31, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010, respectively. For a reconciliation of Adjusted EBITDA to net income, see footnote 8 under “—Summary Historical Consolidated Financial Information” for the periods presented.

Our Competitive Strengths

Pure-Play Nitrogen Fertilizer Company. We believe that as a pure-play nitrogen fertilizer company we are well positioned to benefit from positive trends in the nitrogen fertilizer market in general and the UAN market in particular, including strengthening demand, tightening supply, rising crop prices and increased corn acreage. We derive substantially all of our revenue from the production and sale of nitrogen fertilizers, primarily in the agricultural market, whereas most of our competitors are meaningfully diversified into other crop nutrients, such as phosphate and potassium, and make significant sales into the lower-margin industrial market. Nitrogen is an essential element for plant growth because it is the primary determinant of crop yield. Nitrogen fertilizer production is a higher margin, growing business with more stable demand compared to the production of the two other essential crop nutrients, potassium and phosphate, because nitrogen must be reapplied annually. During the last four years, ammonia and UAN prices averaged $504 and $308 per ton, respectively, compared to average prices of $456 and $280 per ton, respectively, during the prior four-year period.

High Margin Nitrogen Fertilizer Producer. Our unique combination of pet coke raw material usage, premium product focus and transportation cost advantage has helped to keep our costs low and has enabled us to generate high margins. In the three months ended March 31, 2013 and years ended December 31, 2012, 2011 and 2010, our operating margins were 45%, 38%, 45% and 11%, respectively (our 2010 operating margins were negatively affected by downtime associated with the Linde air separation outage, the rupture of a high-pressure UAN vessel and the major scheduled turnaround).

Stable, Fixed-Cost Production Process. We operate the only nitrogen fertilizer manufacturing facility in North America that uses pet coke gasification to produce nitrogen fertilizer. Our unique production methodology permitted us to keep our major fixed operating expenses (including electrical energy, employee labor, maintenance, including contract labor, and outside services) at an average of approximately 87% of direct operating expenses over the 24 months ended March 31, 2013. Our fixed and relatively stable operating expenses allow us to benefit directly from increases in nitrogen fertilizer prices. Our variable costs consist primarily of pet coke. Our pet coke costs have averaged $28 per ton since we began operating under our current structure in October 2007, with a high of $33 per ton for 2012 and a low of $17 per ton for 2010. Third-party pet coke is readily available to us, and we paid an average cost of $43 per ton for third-party pet coke over the six year period from 2007 through 2012. Substantially all of our nitrogen fertilizer competitors use natural gas as their primary raw material feedstock (with natural gas constituting approximately 85-90% of their total production costs, based on historical data) and are therefore heavily impacted by changes in natural gas prices. This has contributed to our historical competitive cost advantage. Over the last five years, U.S. natural gas prices at the Henry Hub pricing point have averaged $4.86 per MMbtu.

Premium Product Focus. We focus on producing higher margin, higher growth UAN nitrogen fertilizer. Historically, UAN has accounted for approximately 80% of our product tons sold. UAN commands a price premium over ammonia and urea on a nutrient ton basis. Unlike ammonia and urea, UAN is easier to apply and can be applied throughout the growing season to crops directly or mixed with crop protection products, which reduces energy and labor costs for farmers. In addition, UAN is safer for farmers to handle than ammonia. The convenience of nitrogen solutions fertilizer has led to a 16.0% increase in its consumption from 2000 through 2012 (estimated), whereas ammonia fertilizer consumption decreased by 6.0% for the same period, according to data supplied by Blue Johnson. We have spent approximately $120.2 million as of March 31, 2013 (including $14.1 million which was spent during the three months ended March 31, 2013), out of a total cost of $130.0 million (excluding capitalized interest), to expand our UAN upgrading capacity so that we have the flexibility to upgrade all of our ammonia production into UAN.

Strategically Located Asset. We and other competitors in the U.S. farm belt share a significant transportation cost advantage when compared to our out-of-region competitors in serving the U.S. farm belt agricultural market. In 2012, approximately 54% of the corn planted in the United States was grown within a $45 per UAN ton freight train rate of our nitrogen fertilizer plant. We are therefore able to cost-effectively sell substantially all of our products in the higher margin agricultural market, whereas, according to publicly available information prepared by our competitors, a significant portion of our competitors’ revenues is derived from the lower margin industrial market. Our products leave our plant either in trucks for direct shipment to customers or in railcars for destinations located principally on the Union Pacific Railroad and we do not currently incur significant intermediate transfer, storage, barge freight or pipeline freight charges. We estimate that our plant enjoys a transportation cost advantage of approximately $15 per UAN ton for transportation of UAN over competitors located in the U.S. Gulf Coast, based on a comparison of our actual transportation costs and recently published rail tariffs. Our location on Union Pacific’s main line increases our transportation cost advantage by lowering the costs of bringing our products to customers. Selling products to customers within economic rail transportation limits of our nitrogen fertilizer plant and maintaining low transportation costs are keys to maintaining profitability.

Highly Reliable Pet Coke Gasification Fertilizer Plant with Low Capital Requirements. Our nitrogen fertilizer plant was completed in 2000 and, based on data supplied by Blue Johnson, is the newest ammonia-nitrogen fertilizer plant built in North America. Prior to our plant’s construction in 2000, the last ammonia plant built in the United States was constructed in 1977. Construction of a new nitrogen fertilizer facility would require significant capital investment. Our nitrogen fertilizer facility was built with the dual objectives of being low cost and reliable. Our facility has low maintenance costs, with maintenance capital expenditures ranging between approximately $3 million and $9 million per year from 2007 through 2012. We have configured the plant to have a dual-train gasifier complex to provide redundancy and improve our reliability. We use gasification technology that has been proven through over 50 years of industrial use, principally for power generation. In 2012, our gasifier had an on-stream factor, which is defined as the total number of hours operated divided by the total number of hours in the reporting period, of approximately 92.6%.

Experienced Management Team. We are managed by a highly experienced management team. Mr. Byron R. Kelley, our Chief Executive Officer, has over 41 years of experience in the midstream natural gas and independent power generation sectors and Mr. Randy Maffett, Executive Vice President of Development, has 32 years of experience in business development and marketing in the energy arena. Other senior management roles are performed by members of CVR Energy’s management pursuant to a services agreement. Mr. John J. Lipinski, our Executive Chairman, has over 40 years of experience in the refining and chemicals industries, and Mr. Stanley A. Riemann, our Chief Operating Officer, has over 37 years of experience in the fertilizer and energy industries, including experience running one of the largest fertilizer manufacturing systems in the United States. The members of our senior operations and marketing teams have an average of nearly 34 years of experience in the fertilizer industry, and many were on-site during the construction and startup of our nitrogen fertilizer plant in 2000. See “Management—Executive Officers and Directors.”

Our Business Strategy

Our objective is to maximize quarterly distributions to our unitholders by operating our nitrogen fertilizer facility in an efficient manner, maximizing production time and growing profitably within the nitrogen fertilizer industry. We intend to accomplish this objective through the following strategies:

•

Pay Out All of the Available Cash We Generate Each Quarter. Our strategy is to pay out all of the available cash we generate each quarter. We expect that holders of our common units will receive a greater percentage of our operating cash flow when compared to most of our publicly traded competitors across the broader fertilizer sector that are structured as corporate entities such as Agrium, CF Industries, Mosaic, Potash Corporation and Yara. Our general partner’s current policy is to distribute all of the available cash we generate each quarter, as described in “Our Cash Distribution Policy and Restrictions On Distributions” in the prospectus accompanying this prospectus supplement. We do not intend to maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distributions or otherwise to reserve cash for future distributions. Unlike many publicly traded partnerships that have economic general partner interests and incentive distribution rights that entitle the general partner to receive increasing percentages of cash distributions (often up to 50%), as distributions increase our general partner has a non-economic interest and no incentive distribution rights, and is therefore not entitled to receive cash distributions. Our common unitholders will receive 100% of our cash distributions.

•	Pursue Growth Opportunities. We are well positioned to grow organically, through acquisitions, or both.

•

Expand UAN Capacity. Using a portion of the proceeds from our April 2011 Initial Public Offering, in February 2013, we completed an expansion of our nitrogen fertilizer plant designed to increase our UAN production capacity by 400,000 tons per year, or approximately 50%, which was operating at full rates at the end of the first quarter of 2013. This approximately $130.0 million expansion (excluding capitalized interest), for which approximately $120.2 million had been spent as of March 31, 2013, allows us the flexibility to upgrade all of our ammonia production. We expect that this additional UAN production capacity will improve our margins, as UAN has historically been a higher margin product than ammonia.

•

Develop Internal Projects. In addition to expanding our UAN production capacity, we are focused on other internal strategic initiatives designed to expand our footprint of operations. For example, in January 2013, we completed the UAN terminal project which included the construction of a two million gallon UAN storage tank and related truck and rail car load-out facilities, which enables us to distribute up to approximately 20,000 tons of UAN fertilizer annually. In addition, we sell liquid urea fertilizer to distributors who process it into diesel exhaust fluid, more commonly known as DEF. DEF is the most widely accepted technology for reducing nitrogen oxides and particulate matter from diesel vehicle exhaust emissions. Complementing our efforts to grow our scope of operations, we regularly evaluate opportunities to increase the efficiency of our plant assets. We currently have two projects under detailed review that collectively could materially increase our production of ammonia. We also have another project being analyzed that would allow us to expand into additional specialty agriculture products. Preliminary indications are positive on all three projects. Assuming we decide to move forward with the projects after our full review is completed in the second half of 2013, two of the projects could come online in 2014 and the third in 2015.

•

Selectively Pursue Accretive Acquisitions. We intend to evaluate strategic acquisitions within the nitrogen fertilizer industry and to focus on disciplined and accretive investments that leverage our core strengths. We have no agreements or understandings with respect to any material acquisitions at the present time.

•

Continue to Enhance Efficiency and Reduce Operating Costs. We are currently engaged in certain projects that will reduce overall operating costs, increase efficiency and utilize byproducts to generate incremental revenue. For example, we have built a low btu gas recovery pipeline between our nitrogen fertilizer plant and CVR Refining’s crude oil refinery, which will allow us to sell off-gas, an exhaust gas byproduct produced by our fertilizer plant, to the refinery. This pipeline began operating in May 2011. In addition, before the end of the second quarter of 2013, we will begin selling all of the high purity carbon dioxide, or CO2, produced by our nitrogen fertilizer plant (currently approximately 1,000,000 tons per year) to an oil and gas exploration and production company. Revenues from sales of CO2 and low btu gas are not expected to be material. We are also currently evaluating two production enhancement projects associated with the recovery of waste hydrogen and excess oxygen which could be used to produce incremental ammonia.

•

Continue to Focus on Safety and Training. We intend to continue our focus on safety and training in order to increase our facility’s reliability and maintain our facility’s high on-stream availability. We have developed a series of comprehensive safety programs, involving active participation of employees at all levels of the organization, that are aimed at preventing recordable incidents. In 2012, our nitrogen fertilizer plant had 0.83 recordable incidents per 200,000 hours worked.

•

Provide High Level of Customer Service. We focus on providing our customers with the highest level of service. The nitrogen fertilizer plant has demonstrated consistent levels of production while operating at close to full capacity. Substantially all of our product shipments are targeted to freight advantaged destinations located in the U.S. farm belt, allowing us to quickly and reliably service customer demand. Furthermore, we maintain our own fleet of railcars, capable of safely transporting UAN and ammonia, which helps us ensure prompt delivery. As a result of these efforts, many of our largest customers have been our customers since the plant came online in 2000 and our customer retention rate year to year has been consistently high. We believe a continued focus on customer service will allow us to maintain relationships with existing customers and grow our business.

Our History

We were formed by CVR Energy in June 2007 in order to hold its nitrogen fertilizer business in a structure that might be separately financed in the future as a limited partnership. In October 2007, in consideration for CVR Energy contributing its nitrogen fertilizer business to us, CVR Special GP, LLC (“Special GP”), a subsidiary of CVR Energy, acquired 30,303,000 special GP units and 30,333 special LP units, and CVR GP, a subsidiary of CVR Energy at that time, acquired the general partner interest and the IDRs. CVR Energy concurrently sold our general partner, together with the IDRs, to Coffeyville Acquisition III, an entity owned by funds affiliated with Goldman, Sachs & Co., Kelso & Company, L.P. and certain members of CVR Energy’s senior management team, for its fair market value on the date of sale.

On April 13, 2011, we completed our Initial Public Offering of 22,080,000 common units priced at $16.00 per unit. As part of the transactions occurring in connection with our Initial Public Offering, Special GP was merged with and into Coffeyville Resources, with Coffeyville Resources continuing as the surviving entity and Coffeyville Acquisition III sold our general partner to Coffeyville Resources for nominal consideration. The net proceeds to us from the Initial Public Offering were approximately $324.2 million, after deducting underwriting discounts and commissions and offering expenses. The net proceeds from our Initial Public Offering were used as follows: approximately $18.4 million was used to make a distribution to CRLLC in satisfaction of the Partnership’s obligation to reimburse CRLLC for certain capital expenditures it made on our behalf; approximately $117.1 million was used to make a special distribution to CRLLC in order to, among other things, fund the offer to purchase CRLLC’s senior secured notes required upon consummation of our Initial Public Offering; approximately $26.0 million was used to purchase (and subsequently extinguish) the IDRs owned by our general partner; approximately $4.8 million was used to pay financing fees and associated legal and professional fees resulting from our credit facility; and the balance was used for or will be used for general partnership purposes, including approximately $104.0 million to fund the expected capital costs of the continuation of our $130.0 million UAN expansion (excluding capitalized interest). As of March 31, 2013, approximately $120.2 million had been spent on this UAN expansion.

Raw Material Supply

The nitrogen fertilizer facility’s primary input is pet coke. Pet coke is produced as a byproduct of a refinery’s coker unit process. In order to refine heavy or sour crude oil, which are lower in cost and more prevalent than higher quality crude oil, refiners use coker units, which enables refiners to further upgrade heavy crude oil. Our fertilizer plant is located in Coffeyville, Kansas, which is part of the Midwest pet coke market. The Midwest pet coke market is not subject to the same level of pet coke price variability as is the Texas Gulf Coast pet coke market, where daily production exceeds 40,000 tons per day. Our average daily pet coke demand from 2010-2012 was approximately 1,400 tons per day. Given the fact that the majority of our third-party pet coke suppliers are located in the Midwest, our geographic location gives us (and our similarly located competitors) a transportation cost advantage over our U.S. Gulf Coast market competitors.

During the past five years, over 70% of our pet coke requirements on average were supplied by CVR Refining’s adjacent crude oil refinery, pursuant to a renewable long-term agreement. Historically we have obtained the remainder of our pet coke requirements from third parties such as other Midwestern refineries or pet coke brokers at spot-prices. During 2012, the Partnership entered a pet coke supply agreement with HollyFrontier Corporation. The initial term ends in December 2013 and is subject to renewal. If necessary, the gasifier can also operate on low grade coal as an alternative within a 60-mile radius of our nitrogen fertilizer plant.

Linde owns, operates, and maintains the air separation plant that provides contract volumes of oxygen, nitrogen, and compressed dry air to our gasifiers for a monthly fee. We provide and pay for all utilities required for operation of the air separation plant. The air separation plant has not experienced any long-term operating problems; however, CVR Energy maintains, for our benefit, contingent business interruption insurance with a $107.0 million limit for any interruption that results in a loss of production from an insured peril. The agreement with Linde provides that if our requirements for liquid or gaseous oxygen, liquid or gaseous nitrogen or clean dry air exceed specified instantaneous flow rates by at least 10%, we can solicit bids from Linde and third parties to supply our incremental product needs. We are required to provide notice to Linde of the approximate quantity of excess product that we will need and the approximate date by which we will need it; we and Linde will then jointly develop a request for proposal for soliciting bids from third parties and Linde. The bidding procedures may be limited under specified circumstances. The agreement with Linde expires in 2020.

We import start-up steam for the nitrogen fertilizer plant from CVR Refining’s adjacent crude oil refinery, and then export steam back to the crude oil refinery once all of our units are in service. We have entered into a feedstock and shared services agreement with a subsidiary of CVR Refining, which regulates, among other things, the import and export of start-up steam between the adjacent refinery and the nitrogen fertilizer plant. Monthly charges and credits are recorded with the steam valued at the natural gas price for the month.

Production Process

Our nitrogen fertilizer plant was built in 2000 with two separate gasifiers to provide redundancy and reliability. It uses a gasification process licensed from an affiliate of General Electric to convert pet coke to high purity hydrogen for a subsequent conversion to ammonia. The nitrogen fertilizer plant is capable of processing approximately 1,400 tons per day of pet coke from CVR Refining’s crude oil refinery and third-party sources and converting it into approximately 1,200 tons per day of ammonia. A majority of the ammonia is converted to approximately 3,000 tons per day of UAN. Typically 0.41 tons of ammonia are required to produce one ton of UAN.

Pet coke is first ground and blended with water and a fluxant (a mixture of fly ash and sand) to form a slurry that is then pumped into the partial oxidation gasifier. The slurry is then contacted with oxygen from an air separation unit. Partial oxidation reactions take place and the synthesis gas, or syngas, consisting predominantly of hydrogen and carbon monoxide, is formed. The mineral residue from the slurry is a molten slag (a glasslike substance containing the metal impurities originally present in pet coke) and flows along with the syngas into a quench chamber. The syngas and slag are rapidly cooled and the syngas is separated from the slag.

Slag becomes a byproduct of the process. The syngas is scrubbed and saturated with moisture. The syngas next flows through a shift unit where the carbon monoxide in the syngas is reacted with the moisture to form hydrogen and CO2. The heat from this reaction generates saturated steam. This steam is combined with steam produced in the ammonia unit and the excess steam not consumed by the process is sent to the adjacent crude oil refinery.

After additional heat recovery, the high-pressure syngas is cooled and processed in the acid gas removal unit. The syngas is then fed to a pressure swing absorption, or PSA, unit, where the remaining impurities are extracted. The PSA unit reduces residual carbon monoxide and CO2 levels to trace levels, and the moisture-free, high-purity hydrogen is sent directly to the ammonia synthesis loop.

The hydrogen is reacted with nitrogen from the air separation unit in the ammonia unit to form the ammonia product. A large portion of the ammonia is converted to UAN. In 2012, we produced 390,017 tons of ammonia, of which approximately 68% was upgraded into 643,813 tons of UAN.

The following is an illustrative Nitrogen Fertilizer Plant Process Flow Chart:

We schedule and provide routine maintenance to our critical equipment using our own maintenance technicians. Pursuant to a technical services agreement with General Electric, which licenses the gasification technology to us, General Electric provides technical advice and technological updates from their ongoing research as well as other licensees’ operating experiences. The pet coke gasification process is licensed from General Electric pursuant to a perpetual license agreement that is fully paid. The license grants us perpetual rights to use the pet coke gasification process on specified terms and conditions.

Distribution, Sales and Marketing

The primary geographic markets for our fertilizer products are Kansas, Missouri, Nebraska, Iowa, Illinois, Colorado and Texas. We market the ammonia products to industrial and agricultural customers and the UAN products to agricultural customers. The demand for nitrogen fertilizers occurs during three key periods. The highest level of ammonia demand is traditionally in the spring pre-plant season, from March through May. The second-highest period of demand occurs during fall pre-plant in late October and November. The summer wheat pre-plant occurs in August and September. In addition, smaller quantities of ammonia are sold in the off-season to fill available storage at the dealer level.

Ammonia and UAN are distributed by truck or by railcar. If delivered by truck, products are sold on a freight-on-board basis, and freight is normally arranged by the customer. We lease and own a fleet of railcars for use in product delivery, and also negotiate with distributors that have their own leased railcars to utilize these assets to deliver products. We operate two truck loading and four rail loading racks for each of ammonia and UAN, with an additional four rail loading racks for UAN. We own all of the truck and rail loading equipment at our nitrogen fertilizer facility. We utilize a two million gallon UAN storage tank and related truck and rail car load-out facilities located in Phillipsburg, Kansas. The property that this terminal was constructed on is owned by a subsidiary of CVR Refining, Coffeyville Resources Terminal, LLC, which operates the terminal. The purpose of the UAN terminal is to distribute approximately 20,000 tons of UAN fertilizer annually. The UAN terminal is complete and is currently operational.

We market agricultural products to destinations that produce strong margins. The UAN market is primarily located near the Union Pacific Railroad lines or destinations that can be supplied by truck. The ammonia market is primarily located near the Burlington Northern Santa Fe or Kansas City Southern Railroad lines or destinations that can be supplied by truck. By securing this business directly, we reduce our dependence on distributors serving the same customer base, which enables us to capture a larger margin and allows us to better control our product distribution. Most of the agricultural sales are made on a competitive spot basis. We also offer products on a prepay basis for in-season demand. The heavy in-season demand periods are spring and fall in the corn belt and summer in the wheat belt. The corn belt is the primary corn producing region of the United States, which includes Illinois, Indiana, Iowa, Minnesota, Missouri, Nebraska, Ohio and Wisconsin. The wheat belt is the primary wheat producing region of the United States, which includes Kansas, North Dakota, Oklahoma, South Dakota and Texas. Some of the industrial sales are spot sales, but most are on annual or multiyear contracts.

We use forward sales of our fertilizer products to optimize our asset utilization, planning process and production scheduling. These sales are made by offering customers the opportunity to purchase product on a forward basis at prices and delivery dates that we propose. We use this program to varying degrees during the year and between years depending on market conditions. We have the flexibility to decrease or increase forward sales depending on our view as to whether price environments will be increasing or decreasing. Fixing the selling prices of our products months in advance of their ultimate delivery to customers typically causes our reported selling prices and margins to differ from spot market prices and margins available at the time of shipment. As of December 31, 2012, we have sold forward 6,740 tons of ammonia at an average netback of $700 and 229,213 tons of UAN at an average netback of $298 for shipment over the next six months. As of December 31, 2012, $1.0 million of our forward sales are prepaid sales, which means we received payment for such product in advance of delivery. Cash received as a result of prepayments is recognized as deferred revenue on our balance sheet upon receipt; revenue and resultant net income and EBITDA are recorded as the product is actually delivered.

Customers

We sell ammonia to agricultural and industrial customers. Based upon a three-year average, we have sold approximately 87% of the ammonia we produce to agricultural customers primarily located in the mid-continent area between North Texas and Canada, and approximately 13% to industrial customers. Agricultural customers include distributors such as MFA, United Suppliers, Inc., Brandt Consolidated Inc., Gavilon Fertilizer LLC, Transammonia, Inc., Agri Services of Brunswick, LLC, Interchem, and CHS Inc. Industrial customers include Tessenderlo Kerley, Inc., National Cooperative Refinery Association, and Dyno Nobel, Inc. We sell UAN products to retailers and distributors. Given the nature of our business, and consistent with industry practice, we do not have long-term minimum purchase contracts with any of our customers.

Competition

We have experienced and expect to continue to meet significant levels of competition from current and potential competitors, many of whom have significantly greater financial and other resources. See “Risk Factors—Risks Related to Our Business—Nitrogen fertilizer products are global commodities, and we face intense competition from other nitrogen fertilizer producers” incorporated by reference into this prospectus supplement from our annual report on Form 10-K for the year ended December 31, 2012.

Competition in our industry is dominated by price considerations. However, during the spring and fall application seasons, farming activities intensify and delivery capacity is a significant competitive factor. We maintain a large fleet of leased and owned rail cars and seasonally adjust inventory to enhance our manufacturing and distribution operations.

Our major competitors include Agrium, Koch Nitrogen, Potash Corporation and CF Industries. Domestic competition is intense due to customers’ sophisticated buying tendencies and production strategies that focus on cost and service. Also, foreign competition exists from producers of fertilizer products manufactured in countries with lower cost natural gas supplies. In certain cases, foreign producers of fertilizer who export to the United States may be subsidized by their respective governments.

Based on Blue Johnson data regarding total U.S. use of UAN and ammonia, we estimate that our UAN production in 2012 represented approximately 5% of the total U.S. UAN use and that the net ammonia produced and marketed at our facility represented less than 1% of the total U.S. ammonia use.

Seasonality

Because we primarily sell agricultural commodity products, our business is exposed to seasonal fluctuations in demand for nitrogen fertilizer products in the agricultural industry. As a result, we typically generate greater net sales in the first half of the calendar year, which we refer to as the planting season, and our net sales tend to be lower during the second half of each calendar year, which we refer to as the fill season. In addition, the demand for fertilizers is affected by the aggregate crop planting decisions and fertilizer application rate decisions of individual farmers who make planting decisions based largely on the prospective profitability of a harvest. The specific varieties and amounts of fertilizer they apply depend on factors like crop prices, farmers’ current liquidity, soil conditions, weather patterns and the types of crops planted.

Environmental Matters

Our business is subject to extensive and frequently changing federal, state and local, environmental, health and safety laws and regulations governing the emission and release of hazardous substances into the environment, the treatment and discharge of waste water and the storage, handling, use and transportation of our nitrogen fertilizer products. These laws and regulations, their underlying regulatory requirements and the enforcement thereof impact us by imposing:

•	restrictions on operations or the need to install enhanced or additional controls;

•	the need to obtain and comply with permits and authorizations;

•	liability for the investigation and remediation of contaminated soil and groundwater at current and former facilities (if any) and off-site waste disposal locations; and

•	specifications for the products we market, primarily UAN and ammonia.

Our operations require numerous permits and authorizations. Failure to comply with these permits or environmental laws and regulations generally could result in fines, penalties or other sanctions or a revocation of our permits. In addition, the laws and regulations to which we are subject are often evolving and many of them have become more stringent or have become subject to more stringent interpretation or enforcement by federal and state agencies. The ultimate impact on our business of complying with existing laws and regulations is not always clearly known or determinable due in part to the fact that our operations may change over time and certain implementing regulations for laws, such as the federal Clean Air Act, have not yet been finalized, are under governmental or judicial review or are being revised. These laws and regulations could result in increased capital, operating and compliance costs or result in delays or limits to our operations or growth while attempting to obtain required permits.

The principal environmental risks associated with our business are outlined below.

The Federal Clean Air Act

The federal Clean Air Act and its implementing regulations, as well as the corresponding state laws and regulations that regulate emissions of pollutants into the air, affect us through the federal Clean Air Act’s permitting requirements and emission control requirements relating to specific air pollutants, as well as the requirement to maintain a risk management program to help prevent accidental releases of certain substances. Some or all of the standards promulgated pursuant to the federal Clean Air Act, or any future promulgations of standards, may require the installation of controls or changes to our nitrogen fertilizer facility in order to comply. If new controls or changes to operations are needed, the costs could be significant. In addition, failure to comply with the requirements of the federal Clean Air Act and its implementing regulations could result in fines, penalties or other sanctions.

The regulation of air emissions under the federal Clean Air Act requires that we obtain various construction and operating permits and incur capital expenditures for the installation of certain air pollution control devices at our operations. Various regulations specific to our operations have been implemented, such as National Emission Standard for Hazardous Air Pollutants, New Source Performance Standards and New Source Review. We have incurred, and expect to continue to have to make substantial capital expenditures to attain or maintain compliance with these and other air emission regulations that have been promulgated or may be promulgated or revised in the future. The U.S. Environmental Protection Agency (the “EPA”) recently finalized revisions to the New Source Performance Standards for nitric acid plants. We do not expect to incur capital expenditures or any significant additional operational expenses associated with the revised standards.

Release Reporting

The release of hazardous substances or extremely hazardous substances into the environment is subject to release reporting requirements under federal and state environmental laws. We periodically experience releases of hazardous or extremely hazardous substances from our equipment. We experienced more significant releases in August 2007 due to the failure of a high pressure pump and in August and September 2010 due to a heat exchanger leak and a UAN vessel rupture. Our facility periodically has excess emission events from flaring and other planned and unplanned startup, shutdown and malfunction events. Such releases are reported to the EPA and relevant state and local agencies. From time to time, the EPA has conducted inspections and issued information requests to us with respect to our compliance with release reporting requirements under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and the Emergency Planning and Community Right-to-Know Act. If we fail to properly report a release, or if the release violates the law or our permits, it could cause us to become the subject of a governmental enforcement action or third-party claims. Government enforcement or third-party claims relating to releases of hazardous or extremely hazardous substances could result in significant expenditures and liability.

Greenhouse Gas Emissions

Various regulatory and legislative measures to address greenhouse gas emissions (including carbon dioxide, or CO2, methane and nitrous oxides) are in different phases of implementation or discussion. In the aftermath of its 2009 “endangerment finding” that greenhouse gas emissions pose a threat to human health and welfare, the EPA has begun to regulate greenhouse gas emissions under the authority granted to it under the federal Clean Air Act. In October 2009, the EPA finalized a rule requiring certain large emitters of greenhouse gases to inventory and report their greenhouse gas emissions to the EPA. In accordance with the rule, we have begun monitoring and reporting greenhouse gas emissions from our nitrogen fertilizer plant. In May 2010, the EPA finalized the “Greenhouse Gas Tailoring Rule,” which establishes new greenhouse gas emissions thresholds that determine when stationary sources, such as our nitrogen fertilizer plant, must obtain permits under the New Source Review/Prevention of Significant Deterioration, or PSD, and Title V programs of the federal Clean Air Act. In cases where a new source is constructed or an existing major source undergoes a major modification, the facility is required to undergo PSD review and evaluate and implement or install best available control technology, or BACT, for its greenhouse gas emissions. Phase-in permit requirements began for the largest stationary sources in 2011. A major modification at our nitrogen fertilizer plant, subject to the PSD or Title V permitting process after July 2011, which results in a significant expansion of production at our nitrogen fertilizer plant and a significant increase in greenhouse gas emissions, may require us to install BACT for our greenhouse gas emissions as part of the permitting process. We do not currently believe that any currently anticipated projects at our nitrogen fertilizer plant will result in a significant increase in greenhouse gas emissions triggering the need to install BACT controls.

During a State of the Union address in February 2013, President Obama indicated that the United States would take action to address climate change. At the federal legislative level, this could mean Congressional passage of legislation adopting some form of federal mandatory greenhouse gas emission reduction, such as a nationwide cap-and-trade program. It is also possible that Congress may pass alternative climate change bills that do not mandate a nationwide cap-and-trade program and instead focus on promoting renewable energy and energy efficiency.

In addition to potential federal legislation, a number of states have adopted regional greenhouse gas initiatives to reduce CO2 and other greenhouse gas emissions. In 2007, a group of Midwest states, including Kansas (where our nitrogen fertilizer facility is located), formed the Midwestern Greenhouse Gas Reduction Accord, which calls for the development of a cap-and-trade system to control greenhouse gas emissions and for the inventory of such emissions. However, the individual states that have signed on to the accord must adopt laws or regulations implementing the trading scheme before it becomes effective, and it is unclear whether Kansas still intends to do so.

Alternatively, the EPA may take further steps to regulate greenhouse gas emissions. The implementation of EPA regulations and/or the passage of federal or state climate change legislation will likely result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage any greenhouse gas emissions program. Increased costs associated with compliance with any future legislation or regulation of greenhouse gas emissions, if it occurs, may have a material adverse effect on our results of operations, financial condition and ability to make cash distributions.

In addition, climate change legislation and regulations may result in increased costs not only for our business but also for agricultural producers that utilize our fertilizer products, thereby potentially decreasing demand for our fertilizer products. Decreased demand for our fertilizer products may have a material adverse effect on our results of operations, financial condition and ability to make cash distributions.

Environmental Remediation

Under CERCLA, the Resource Conservation and Recovery Act (“RCRA”), and related state laws, certain persons may be liable for the release or threatened release of hazardous substances. These persons can include the current owner or operator of property where a release or threatened release occurred, any persons who owned or operated the property when the release occurred, and any persons who disposed of, or arranged for the transportation or disposal of, hazardous substances at a contaminated property. Liability under CERCLA is strict, and, under certain circumstances, joint and several, so that any responsible party may be held liable for the entire cost of investigating and remediating the release of hazardous substances. As is the case with all companies engaged in similar industries, we face potential exposure from future claims and lawsuits involving environmental matters, including soil and water contamination, personal injury or property damage allegedly caused by hazardous substances that we manufactured, handled, used, stored, transported, spilled, disposed of or released. We cannot assure you that we will not become involved in future proceedings related to our release of hazardous or extremely hazardous substances or that, if we were held responsible for damages in any existing or future proceedings, such costs would be covered by insurance or would not be material.

Environmental Insurance

We are covered by CVR Energy’s premises pollution liability insurance policies with an aggregate limit of $50.0 million per pollution condition, subject to a self-insured retention of $5.0 million. The policies include business interruption coverage, subject to a 10-day waiting period deductible. This insurance expires on July 1, 2013. The policies insure specific covered locations, including our nitrogen fertilizer facility. The policies insure (i) claims, remediation costs, and associated legal defense expenses for pollution conditions at, or migrating from, a covered location, and (ii) the transportation risks associated with moving waste from a covered location to any location for unloading or depositing waste. The policies cover any claim made during the policy period as long as the pollution conditions giving rise to the claim commenced on or after March 3, 2004. The premises pollution liability policies contain exclusions, conditions, and limitations that could apply to a particular pollution condition claim, and there can be no assurance such claim will be adequately insured for all potential damages.

In addition to the premises pollution liability insurance policies, we benefit from casualty insurance policies maintained by CVR Energy having an aggregate and occurrence limit of $150.0 million, subject to a self-insured retention of $2.0 million. This insurance provides coverage for claims involving pollutants where the discharge is sudden and accidental and first commenced at a specific day and time during the policy period. Coverage under the casualty insurance policies for pollution does not apply to damages at or within our insured premises. The pollution coverage provided in the casualty insurance policies contains exclusions, definitions, conditions and limitations that could apply to a particular pollution claim, and there can be no assurance such claim will be adequately insured for all potential damages.

Safety, Health and Security Matters

We are subject to a number of federal and state laws and regulations related to safety, including the federal Occupational Safety and Health Act, or “OSHA,” and comparable state statutes, the purpose of which are to protect the health and safety of workers. We also are subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals.

We operate a comprehensive safety, health and security program, with participation by employees at all levels of the organization. We have developed comprehensive safety programs aimed at preventing OSHA recordable incidents. Despite our efforts to achieve excellence in our safety and health performance, there can be no assurances that there will not be accidents resulting in injuries or even fatalities. We routinely audit our programs and consider improvements in our management systems.

Process Safety Management. We maintain a process safety management, or PSM, program. This program is designed to address all aspects of OSHA guidelines for developing and maintaining a comprehensive process safety management program. We will continue to audit our programs and consider improvements in our management systems and equipment.

Emergency Planning and Response. We have an emergency response plan that describes the organization, responsibilities and plans for responding to emergencies in our facility. This plan is communicated to local regulatory and community groups. We have on-site warning siren systems and personal radios. We will continue to audit our programs and consider improvements in our management systems and equipment.

Employees

As of December 31, 2012, we had 134 direct employees. These employees operate our facilities at the nitrogen fertilizer plant level and are directly employed and compensated by us. These employees are covered by health insurance, disability and retirement plans established by CVR Energy. None of our employees are unionized, and we believe that our relationship with our employees is good.

We also rely on the services of employees of CVR Energy in the operation of our business pursuant to a services agreement among us, CVR Energy and our general partner. CVR Energy provides us with the following services under the agreement, among others:

•

services from CVR Energy’s employees in capacities equivalent to the capacities of corporate executive officers, including chief operating officer, chief financial officer, general counsel, and vice president for environmental, health and safety, except that those who serve in such capacities under the agreement serve us on a shared, part-time basis only, unless we and CVR Energy agree otherwise;

•	administrative and professional services, including legal, accounting, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

•	management of our property and the property of our operating subsidiary in the ordinary course of business;

•	recommendations on capital raising activities, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings, establishing appropriate insurance policies, and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects as may be agreed by CVR Energy and our general partner from time to time.

For more information on this services agreement, see “Certain Relationships and Related Transactions, and Director Independence—Agreements with CVR Energy and CVR Refining—Services Agreement” in our annual report on Form 10-K for the year ended December 31, 2012 which is incorporated by reference into this prospectus supplement.

Properties

We own one facility, our 60-acre nitrogen fertilizer plant, which is located in Coffeyville, Kansas. Our executive offices are located at 2277 Plaza Drive in Sugar Land, Texas, with administrative office in Kansas City, Kansas. The offices in Sugar Land and Kansas City are leased by a subsidiary of CVR Energy and we pay a pro rata share of the rent on those offices. We believe that our owned facility, together with CVR Energy’s leased facilities, will be sufficient for our needs over the next twelve months.

We have entered into a cross-easement agreement with a subsidiary of CVR Refining so that both we and CVR Refining are able to access and utilize each other’s land in certain circumstances in order to operate our respective businesses in a manner to provide flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property. For more information on this cross-easement agreement, see “Certain Relationships and Related Transactions, and Director Independence—Agreements with CVR Energy and CVR Refining—Real Estate Transactions” in our annual report on Form 10-K for the year ended December 31, 2012 which is incorporated by reference into this prospectus supplement.

We completed the UAN terminal project in January 2013 at an estimated cost of $1.8 million. The UAN terminal project included the construction of a two million gallon UAN storage tank and related truck and rail car load-out facilities, to enable us to distribute up to approximately 20,000 tons of UAN fertilizer annually. The property that this terminal is constructed on is located in Phillipsburg, Kansas and is owned by a subsidiary of CVR Refining, who operates the terminal on our behalf.

Legal Proceedings

We are, and will continue to be, subject to litigation from time to time in the ordinary course of our business. We are not party to any pending legal proceedings that we believe will have a material adverse effect on our business, and there are no existing legal proceedings where we believe that the reasonably possible loss or range of loss is material.

We received a ten year property tax abatement from Montgomery County, Kansas in connection with the construction of the nitrogen fertilizer plant that expired on December 31, 2007. In connection with the expiration of the abatement, the county reclassified and reassessed our nitrogen fertilizer plant for property tax purposes. The reclassification and reassessment resulted in an increase in our annual property tax expense by an average of approximately $10.7 million per year for the years ended December 31, 2008 and 2009, $11.7 million for the year ended December 31, 2010, $11.4 million for the year ended December 31, 2011, and $11.3 million for the year ended December 31, 2012. We protested the classification and resulting valuation for each of those years to the Kansas Court of Tax Appeals, or COTA, followed by an appeal to the Kansas Court of Appeals. However, we have fully accrued and paid the property taxes the county claimed were owed for the years ended December 31, 2011, 2010, 2009 and 2008 and have estimated and accrued for property tax for the year ended December 31, 2012. The first payment in respect of our 2012 property taxes was made in December 2012 and the second payment will be made in May 2013.

On February 25, 2013, we and Montgomery County agreed to a settlement for tax years 2009 through 2012 which will lower CRNF’s property taxes by about $10.5 million per year for tax years 2013 through 2016 based on current mill levy rates. In addition, the settlement provides that Montgomery County will support our application before COTA for a ten year tax exemption for the UAN expansion. Finally, the settlement provides that we will continue our appeal of the 2008 reclassification and reassessment. We have estimated and accrued property taxes for the first quarter of 2013 based on the lower rates resulting from the settlement.

MANAGEMENT

Management of CVR Partners, LP

Our general partner, CVR GP, LLC, manages our operations and activities subject to the terms and conditions specified in our partnership agreement. Our general partner is owned by Coffeyville Resources, a wholly-owned subsidiary of CVR Energy. The operations of our general partner in its capacity as general partner are managed by its board of directors. Actions by our general partner that are made in its individual capacity are made by Coffeyville Resources as the sole member of our general partner and not by the board of directors of our general partner. Our general partner is not elected by our unitholders and is not subject to re-election on a regular basis in the future. The officers of our general partner manage the day-to-day affairs of our business.

Limited partners are not entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our partnership agreement contains various provisions which replace default fiduciary duties with contractual corporate governance standards. See “Description of Our Partnership Agreement” in the prospectus accompanying this prospectus supplement. Our general partner is liable, as a general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly non-recourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are non-recourse to it. Our credit facility is non-recourse to our general partner.

As a publicly traded partnership, we qualify for certain exemptions from the New York Stock Exchange’s corporate governance requirements. Our general partner’s board of directors has not and does not currently intend to establish a nominating/corporate governance committee. In addition, a majority of the directors of our general partner do not need to be independent, and the compensation committee of the board of directors of our general partner does not need to be composed entirely of independent directors. Accordingly, unitholders do not have the same protections afforded to equityholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

The board of directors of our general partner consists of eight directors, three of whom the board has affirmatively determined are independent in accordance with the rules of the New York Stock Exchange.

The board of directors of our general partner has established an audit committee comprised of Donna R. Ecton (chairman), Mark A. Pytosh and Frank M. Muller, Jr., each of whom meets the independence and experience standards established by the New York Stock Exchange and the Exchange Act. The audit committee’s responsibilities are to review our accounting and auditing principles and procedures, accounting functions and internal controls; to oversee the qualifications, independence, appointment, retention, compensation and performance of our independent registered public accounting firm; to recommend to the board of directors the engagement of our independent accountants; to review with the independent accountants the plans and results of the auditing engagement; and to oversee “whistle-blowing” procedures and certain other compliance matters.

In addition, the board of directors of our general partner has established a conflicts committee comprised of Donna R. Ecton (chairman), Mark A. Pytosh and Frank M. Muller, Jr. Pursuant to our partnership agreement, the board may, but is not required to, seek the approval of the conflicts committee whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any public unitholder, on the other. The conflicts committee may then determine whether the resolution of the conflict of interest is in the best interests of the Partnership. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, and must meet the independence standard established by the New York Stock Exchange and the Exchange Act to serve on an audit committee of a board of directors. Any matters approved by the conflicts committee are conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by the general partner of any duties it may owe us or our unitholders.

The board of directors of our general partner also created a compensation committee comprised of Frank M. Muller, Jr. (chairman), SungHwan Cho and Daniel A. Ninivaggi. The compensation committee (1) establishes policies and periodically determines matters involving executive compensation, (2) grants or recommends the grant of equity awards under the CVR Partners Long-Term Incentive Plan, (3) provides counsel regarding key personnel selection, (4) may elect to retain independent compensation consultants, (5) recommends to the board of directors the structure of non-employee director compensation and (6) assists the board of directors in assessing any risks to the Partnership associated with employee compensation practices and policies. In addition, the compensation committee reviews and discusses our Compensation Discussion and Analysis with management and produces a report on executive compensation for inclusion in our annual report on Form 10-K in compliance with applicable federal securities laws.

The board of directors of our general partner has created an environmental, health and safety committee comprised of Mark A. Pytosh (chairman), Donna R. Ecton, Frank M. Muller, Jr. and Stanley A. Riemann. The environmental, health and safety committee’s responsibilities are to provide oversight with respect to management’s establishment and administration of environmental, health and safety policies, programs, procedures and initiatives.

Whenever our general partner makes a determination or takes or declines to take an action in its individual, rather than representative, capacity, it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us, any limited partner or assignee, and it is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement or under Delaware law or any other law. Examples include the exercise of its call right or its registration rights, its voting rights with respect to the units it owns and its determination whether or not to consent to any merger or consolidation of the partnership. Actions by our general partner that are made in its individual capacity are made by Coffeyville Resources, the sole member of our general partner, not by its board of directors.

Executive Officers and Directors

The following table sets forth the names, positions and ages (as of May 10, 2013) of the executive officers and directors of our general partner.

The executive officers named below (other than our chief executive officer and Executive Vice President, Business Development) are also executive officers of CVR Energy and are providing their services to our general partner and us pursuant to the services agreement entered into among us, CVR Energy and our general partner. The shared executive officers divide their working time between the management of CVR Energy, CVR Refining and us. The approximate weighted-average percentages of the amount of time the shared executive officers spent on management of our partnership in 2012 are as follows: John J. Lipinski (8%), Stanley A. Riemann (20%), Susan Ball (29%), Edmund S. Gross (20%), and Christopher G. Swanberg (21%). During 2012, Byron R. Kelley spent 100% of his time working for us and Randal T. Maffett spent 100% of his time working for us as an employee of the general partner.

Name	Age	Position with our General Partner
John J. Lipinski	62	Executive Chairman of the Board and Director
Byron R. Kelley	65	Chief Executive Officer, President and Director
Stanley A. Riemann	62	Chief Operating Officer and Director
Susan M. Ball	49	Chief Financial Officer and Treasurer
Edmund S. Gross	62	Senior Vice President, General Counsel and Secretary
Randal T. Maffett	52	Executive Vice President, Business Development
Christopher G. Swanberg	55	Vice President, Environmental, Health and Safety
SungHwan Cho	39	Director
Donna R. Ecton	66	Director
Frank M. Muller, Jr.	70	Director
Daniel A. Ninivaggi	48	Director
Mark A. Pytosh	48	Director

John J. Lipinski has served as executive chairman of the board of our general partner since June 2011. Prior to assuming that role, he served as chief executive officer, president and a director of our general partner beginning in October 2007 and chairman of the board of directors of our general partner beginning in November 2010. In addition, he has served as CVR Energy’s chief executive officer and president and as a member of the board of directors since September 2006 and previously served as the Chairman of its board of directors from April 2009 until May 2012. In addition, Mr. Lipinski has served as the chief executive officer, president, and director of CVR Refining’s general partner since its inception in September 2012. Mr. Lipinski has over 40 years of experience in the petroleum refining and nitrogen fertilizer industries. He began his career with Texaco Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal Corporation’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing and lubricant operations, as well as the corporate engineering and construction group. Mr. Lipinski left El Paso in 2002 and became an independent management consultant. In 2004, he became a managing director and partner of Prudentia Energy, an advisory and management firm. Mr. Lipinski graduated from Stevens Institute of Technology with a bachelor’s degree in Engineering (Chemical) and received a Juris Doctor from Rutgers University School of Law. Mr. Lipinski’s over 40 years of experience in the petroleum refining and nitrogen fertilizer industries adds significant value to the board of directors of our general partner, and his in-depth knowledge of the issues, opportunities and challenges facing our business provides the direction and focus the board needs to ensure the most critical matters are addressed.

Byron R. Kelley has served as chief executive officer, president and a director of our general partner since June 2011. Prior to joining CVR Partners, Mr. Kelley served as Chief Executive Officer, President and director of the general partner of Regency Energy Partners LP, a master limited partnership controlled by Energy Transfer Equity LP that specializes in the gathering and processing, contract compression, treating and transportation of natural gas and natural gas liquids. From 2003 to 2008, Mr. Kelley was Executive Vice President and Group President of the pipeline group of CenterPoint Energy in Houston, a business which included two interstate pipeline companies, a gathering and processing company, a pipeline services company and a remote data gathering and communications company. Prior to CenterPoint Energy, he served for six years in senior management at El Paso Energy International in Houston, retiring in 2002 as the company’s president. With over 40 years of experience in energy related companies, Mr. Kelley’s career also included executive, management and engineering positions at Tenneco Energy Corporation, where he rose to become Senior Vice President, Strategy, and at Louisiana Intrastate Gas Corporation and Southern Natural Gas Company. Mr. Kelley also is past president of the Interstate Natural Gas Association of America and currently serves as a board advisor to the Bright Light Foundation of Houston and to Martin Midstream Partners L.P. Mr. Kelley received a BS degree in civil engineering from Auburn University.

Stanley A. Riemann has served as chief operating officer of our general partner since October 2007 and has been a director of our general partner since July 2011. He has also served as chief operating officer of CVR Energy since September 2006 and chief operating officer of Coffeyville Resources since 2004. Mr. Riemann has also served as Chief Operating Officer of CVR Refining’s general partner since its inception in September 2012. Prior to joining Coffeyville Resources in February 2004, Mr. Riemann held various positions associated with the Crop Production and Petroleum Energy Division of Farmland Industries (“Farmland”) for over 30 years, including, most recently, Executive Vice President of Farmland and President of Farmland’s Energy and Crop Nutrient Division. In this capacity, he was directly responsible for managing the petroleum refining operation and all domestic fertilizer operations, which included the Trinidad and Tobago nitrogen fertilizer operations. His leadership also extended to managing Farmland’s interests in SF Phosphates in Rock Springs, Wyoming and Farmland Hydro, L.P., a phosphate production operation in Florida and managing all company-wide transportation assets and services. Mr. Riemann has served as a board member and board chairman on several industry organizations including the Phosphate Potash Institute, the Florida Phosphate Council and the International Fertilizer Association. He currently serves on the Board of The Fertilizer Institute. Mr. Riemann received a BS degree from the University of Nebraska and an MBA from Rockhurst University.

Susan M. Ball has served as chief financial officer and treasurer of our general partner and CVR Energy since August 2012. She previously served as vice president, chief accounting officer and assistant treasurer of CVR Energy and the general partner of CVR Partners since October 2007 and as Vice President, Chief Accounting Officer and Assistant Treasurer for Coffeyville Resources since May 2006. In addition, Ms. Ball has also served as the chief financial officer and treasurer of CVR Refining’s general partner since its inception in September 2012. Ms. Ball has more than 25 years of experience in the accounting industry, with more than 12 years serving clients in the public accounting industry. Prior to joining CVR Energy, she served as a Tax Managing Director with KPMG LLP, where she was responsible for all aspects of federal and state income tax compliance and tax consulting, which included a significant amount of mergers and acquisition work on behalf of her clients. Ms. Ball received a BSBA from Missouri Western State University and is a Certified Public Accountant.

Edmund S. Gross has served as senior vice president, general counsel and secretary of our general partner since October 2007. He has also served as senior vice president, general counsel and secretary of CVR Energy since October 2007, vice president, general counsel and secretary of CVR Energy since September 2006 and general counsel and secretary of Coffeyville Resources since July 2004. In addition, Mr. Gross has served as senior vice president, general counsel and secretary of CVR Refining’s general partner since its inception in September 2012. Prior to joining Coffeyville Resources, Mr. Gross was of counsel at Stinson Morrison Hecker LLP in Kansas City, Missouri from 2002 to 2004, was Senior Corporate Counsel with Farmland from 1987 to 2002 and was an associate and later a partner at Weeks, Thomas & Lysaught, a law firm in Kansas City, Kansas, from 1980 to 1987. Mr. Gross received a BA degree in history from Tulane University, a JD from the University of Kansas and an MBA from the University of Kansas.

Randal T. Maffett has served as executive vice president of business development for our general partner since August 2011. Prior to joining CVR Partners, Mr. Maffett was President and Chief Executive Officer of Sendero Capital Partners, Inc., a private equity firm focused on investments, acquisitions and operations in the upstream, midstream and downstream sectors of the energy industry from 2004 to 2011. Prior to joining Sendero Capital Partners, Mr. Maffett held senior executive positions at RWE Trading Americas and Enron Corp., where he was responsible for developing and executing corporate growth strategies, corporate turnarounds and corporate restructurings. He has over 30 years experience including engineering, operations, marketing and commodities trading for Ladd Petroleum Corporation, Altresco Financial Inc., Delhi Gas Pipeline and Mobil Oil Corporation. Mr. Maffett received a BS in petroleum engineering from Louisiana State University.

Christopher G. Swanberg has served as vice president, environmental, health and safety at our general partner since October 2007. He has also served as vice president, environmental, health and safety at CVR Energy since September 2006 and as vice president, environmental, health and safety at Coffeyville Resources since June 2005. Mr. Swanberg has also served as vice president, environmental, health and safety of CVR Refining’s general partner since its inception in September 2012. He has served in numerous management positions in the petroleum refining industry such as Manager, Environmental Affairs for the refining and marketing division of Atlantic Richfield Company (ARCO) and Manager, Regulatory and Legislative Affairs for Lyondell-Citgo Refining. Mr. Swanberg’s experience includes technical and management assignments in project, facility and corporate staff positions in all environmental, safety and health areas. Prior to joining Coffeyville Resources, he was Vice President of Sage Environmental Consulting, an environmental consulting firm focused on petroleum refining and petrochemicals, from September 2002 to June 2005. Mr. Swanberg received a BS degree in Environmental Engineering Technology from Western Kentucky University and an MBA from the University of Tulsa.

SungHwan Cho has been a member of the board of directors of our general partner since May 2012. Mr. Cho has served as Chief Financial Officer of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion), since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises since October 2006. From 2004 to 2006, Mr. Cho served as Director of Finance for Atari, Inc., a publisher of interactive entertainment products. From 1999 to 2002, Mr. Cho served as Director of Corporate Development and Director of Product Development at Talk America, a telecommunications provider to small business and residential customers. From 1996 to 1999, he was an investment banker at Salomon Smith Barney in New York and Tokyo. Mr. Cho has been a director of: Icahn Enterprises G.P. Inc. since September 2012; CVR Refining GP, LLC, the general partner of CVR Refining since January 2013; CVR Energy since May 2012; Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since May 2012; XO Holdings, a competitive provider of telecom services, since August 2011; American Railcar Industries, Inc., a railcar manufacturing company, since June 2011; Take-Two Interactive Software Inc., a publisher of interactive entertainment products, since April 2010; WestPoint Home LLC, a home textiles manufacturer, since January 2008; PSC Metals Inc., a metal recycling company, since December 2006; and Viskase Companies, Inc., a meat casing company, since November 2006. CVR Energy, CVR Partners, Federal-Mogul, XO Holdings, American Railcar Industries, WestPoint Home, PSC Metals and Viskase Companies each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Take-Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business. Based upon Mr. Cho’s deep understanding of finance and risk obtained from his past experience, including his position as an investment banker at Salomon Smith Barney, we believe that Mr. Cho has the requisite set of skills to serve as a member of our board.

Donna R. Ecton has been a member of the board of directors of our general partner since March 2008. Ms. Ecton is founder, chairman, and chief executive officer of the management consulting firm EEI Inc, which she founded in 1998. Prior to founding EEI, she served as a board member of H&R Block, Inc. from 1993 to 2007, a board member of PETsMART, Inc. from 1994 to 1998, PETsMART’s chief operating officer from 1996 to 1998, and as chairman, president and chief executive officer of Business Mail Express, Inc., a privately held expedited print/mail business, from 1995 to 1996. Ms. Ecton was president and chief executive officer of Van Houten North America Inc. from 1991 to 1994 and Andes Candies Inc from 1991 to 1994. She has also held senior management positions at Nutri/System, Inc. and Campbell Soup Company. She started her business career in banking with both Chemical Bank and Citibank N.A. Ms. Ecton currently serves on the board of directors of Body Central Corp., a multi-channel specialty woman’s apparel retailer. Ms. Ecton is a member of the Council on Foreign Relations in New York City. She was also elected to and served on Harvard University’s Board of Overseers. Ms. Ecton received a BA in economics from Wellesley College and an MBA from the Harvard Graduate School of Business Administration. We believe Ms. Ecton’s significant background as both an executive officer and director of public companies and experience in finance is an asset to our board. Her knowledge and experience provide the audit committee with valuable perspective in managing the relationship with our independent accountants and the performance of the financial auditing oversight.

Frank M. Muller, Jr. has been a member of the board of directors of our general partner since May 2008. Until August 2009, Mr. Muller served as the chairman and chief executive officer of the technology design and manufacturing firm TenX Technology, Inc., which he founded in 1985. He is currently the president of Toby Enterprises, which he founded in 1999 to invest in startup companies, and the chairman of Topaz Technologies, Ltd., a software engineering company. Mr. Muller was a senior vice president of The Coastal Corporation from 1989 to 2001, focusing on business acquisitions and joint ventures, and general manager of the Kensington Company, Ltd. from 1984 to 1989. Mr. Muller started his business career in the oil and chemical industries with Pepsico, Inc. and Agrico Chemical Company. Mr. Muller served in the United States Army from 1965 to 1973. Mr. Muller received a BS and MBA from Texas A&M University. We believe Mr. Muller’s experience in the chemical industry and expertise in developing and growing new businesses is an asset to our board.

Daniel A. Ninivaggi has been a member of the board of directors of our general partner since May 2012. Mr. Ninivaggi has served as President of Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P. Inc., since April 2010, as its Chief Executive Officer since August 2010, and as a director since March 2012. Icahn Enterprises is a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, including as General Counsel from 2003 to 2007, as Senior Vice President from 2004 until 2006, and most recently as Executive Vice President and Chief Administrative Officer from 2006 to 2009. Lear Corporation filed for bankruptcy in July 2009 and emerged in November 2009. Prior to joining Lear Corporation, from 1998 to 2003, Mr. Ninivaggi was a partner with the law firm of Winston & Strawn LLP, specializing in corporate finance, mergers and acquisitions, and corporate governance. Mr. Ninivaggi also served as Of Counsel to Winston & Strawn LLP from July 2009 to March 2010. Mr. Ninivaggi has been a director of: CVR Refining GP, LLC, the general partner of CVR Refining since January 2013; CVR Energy since May 2012; Viskase Companies, Inc., a meat casing company, since June 2011; XO Holdings, a competitive provider of telecom services, since August 2010; and Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since March 2010. From January 2011 to May 2012, Mr. Ninivaggi served as the Interim President and Interim Chief Executive Officer, and since January 2011, he has served as a director, of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. Mr. Ninivaggi was previously a director of: Motorola Mobility Holdings, Inc., a provider of mobile communication devices, video and data delivery solutions, from December 2010 to May 2012; and CIT Group Inc., a bank holding company, from December 2009 to May 2011. CVR Energy, CVR Partners, Viskase Companies, XO Holdings, Federal-Mogul and Tropicana Entertainment are each indirectly controlled by Carl C. Icahn. Mr. Icahn previously had interests in Motorola Mobility and CIT Group through the ownership of securities. Mr. Ninivaggi received a B.A. in History from Columbia University in 1986, a Masters of Business Administration from the University of Chicago in 1988 and a J.D. from Stanford Law School in 1991. Based upon Mr. Ninivaggi’s strong background in operations and management having served in various executive roles and having served on a number of public and private boards, including Motorola Mobility and CIT Group, we believe that Mr. Ninivaggi has the requisite set of skills to serve as a member of our board.

Mark A. Pytosh has been a member of the board of directors of our general partner since June 2011. Mr. Pytosh has served as the Chief Financial Officer of CCS Corporation since April 2010. CCS is a privately-held company that is the largest oil and gas environmental services company in North America. Before joining CCS, Mr. Pytosh served as Executive Vice President and Chief Financial Officer of Covanta Holding Corporation from December 2007 through March 2010 and as Senior Vice President and Chief Financial Officer of Covanta from September 2006 to December 2007. Covanta is a publicly-traded company which owns and operates energy-from-waste power facilities, biomass power facilities and independent power plants in the United States, Europe and Asia. From February 2004 to August 2006 Mr. Pytosh served as Executive Vice President and from May 2005 to August 2006 as Chief Financial Officer, of Waste Services, Inc., a publicly-traded integrated solid waste services company. From 2000 to early 2004 Mr. Pytosh was a managing director in Investment Banking at Lehman Brothers where he led the firm’s Global Industrial Group. Prior to joining Lehman Brothers he was a managing director at Donaldson, Lufkin & Jenrette where he led the firm’s Environmental Services and Automotive industry groups. He began his career at Kidder, Peabody. We believe Mr. Pytosh’s experience with public companies in the energy industry and strong financial background is an asset to our board.

The directors of our general partner hold office until the earlier of their death, resignation or removal.

SELLING UNITHOLDER

This prospectus supplement has been filed pursuant to registration rights granted to the Selling Unitholder in connection with our initial public offering in order to permit the Selling Unitholder to resell to the public our common units, as well as any common units that we may issue or may be issuable by reason of any unit split, unit distribution or similar transaction involving these common units. Under the terms of the registration rights agreement between us and the Selling Unitholder, we will pay all expenses of the registration of the Selling Unitholder’s common units, including SEC filing fees, except that the Selling Unitholder will pay all underwriting discounts and selling commissions, if any.

The table below sets forth certain information known to us, based upon written representations from the Selling Unitholder, with respect to the beneficial ownership of our common units held by the Selling Unitholder as of May 20, 2013.

In the table below, the percentage of common units beneficially owned is based on 73,065,143 common units outstanding as of May 20, 2013. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated below, to our knowledge, the Selling Unitholder has sole voting and sole investment power with respect to all common units beneficially owned. The business address for the Selling Unitholder is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

	Units Beneficially Owned Prior to the Offering		Number of Units Offered	Units Beneficially Owned After the Offering(2)
Beneficial Owner Name and Address	Number	Percent		Number	Percent
Coffeyville Resources, LLC(1)	50,920,000	69.7%	12,000,000	38,920,000	53%

(1)	Coffeyville Resources, LLC is an indirect wholly-owned subsidiary of CVR Energy, a publicly traded company. CVR Energy may be deemed to have direct beneficial ownership of the common units held by Coffeyville Resources by virtue of its control of Coffeyville Resources, LLC. The directors of CVR Energy are Carl C. Icahn, Bob G. Alexander, SungHwan Cho, Vincent J. Intrieri, John J. Lipinski, Samuel Merksamer, Stephen Mongillo, Daniel A. Ninivaggi and James M. Strock.
(2)	The Selling Unitholder would own 37,120,000 common units (approximately 51% of our common units) if the underwriters exercise their option to purchase additional common units in full.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our common units trade on the New York Stock Exchange under the symbol “UAN” and commenced trading on April 8, 2011. The following table shows the high and low sales prices per common unit, as reported by the New York Stock Exchange, and cash distributions paid per common unit for the periods indicated.

Quarter Ended	High	Low	Distribution Per Common Unit
June 30, 2013 (1)	$27.50	$22.91	—
March 31, 2013	$30.00	$24.32	$0.610	(2)
December 31, 2012	$27.90	$22.91	$0.192
September 30, 2012	$27.59	$22.53	$0.496
June 30, 2012	$29.35	$19.21	$0.600
March 31, 2012	$31.00	$24.25	$0.523
December 31, 2011	$26.49	$18.66	$0.588
September 30, 2011	$27.75	$19.47	$0.572
June 30, 2011	$23.37	$16.75	$0.407

(1)	The high and low sales prices per common unit are reported through May 21, 2013.
(2)	The cash distribution for the quarter ended March 31, 2013 was paid on May 15, 2013 to unitholders of record at the close of business on May 8, 2013.

The closing price of our common units on May 21, 2013 was $26.36 per unit. As of May 20, 2013, there were approximately 14 record holders of our common units.

INVESTMENT IN CVR PARTNERS, LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(b) the entity is an “operating company,” meaning it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above and IRAs.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above.

Plan fiduciaries contemplating a purchase of common units are encouraged to consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences to unitholders of an investment in our common units will depend in part on their own tax circumstances. This section updates information related to certain U.S. federal income tax consequences and should be read in conjunction with “Material U.S. Federal Income Tax Consequences” and “Risk Factors—Tax Risks” in the accompanying prospectus. Unitholders are urged to consult with, and depend on, their own tax advisors in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to their own circumstances.

Partnership Status

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes. If we were treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we would pay U.S. federal income tax on all of our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay additional state and local income tax at varying rates. Distributions to our unitholders would generally be taxed as corporate distributions, and no income, gains, losses, deductions or credits would flow through to our unitholders. Because a tax would be imposed on us as a corporation for U.S. federal income tax purposes, our cash available for distribution to our unitholders would be substantially reduced. Therefore, treatment of us as a corporation, rather than as a partnership, for U.S. federal income tax purposes would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders and likely cause a substantial reduction in the value of our common units.

For a more complete discussion and the importance of our status as a partnership for U.S. federal income tax purposes, please read “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus.

Tax Rates

Beginning January 1, 2013, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. However, these rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax on certain net investment income earned by certain individuals, estates, and trusts applies for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of our common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (if the unitholder is single or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Recent Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial ruling or interpretation at any time. For example, from time to time, the administration and members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that would adversely affect publicly traded partnerships. Any modification to the U.S. federal income tax laws or interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible for us to be treated as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could cause a substantial reduction in the value of our common units.

Tax-Exempt Organizations and Other Investors

Ownership of our common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors” in the accompanying prospectus.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus between us, the Selling Unitholder and the underwriters, the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., UBS Securities LLC, Jefferies LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and the Selling Unitholder has agreed to sell to them, severally, the number of common units indicated below.

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	1,920,000
Citigroup Global Markets Inc.	1,800,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	1,560,000
Barclays Capital Inc.	1,560,000
UBS Securities LLC	1,560,000
Jefferies LLC	1,500,000
J.P. Morgan Securities LLC	1,500,000
RBC Capital Markets, LLC	600,000

Total	12,000,000

The underwriters are obligated to take and pay for all of the common units offered by this prospectus supplement, if any are taken, other than the common units covered by the option described below unless and until this option is exercised. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common units are subject to a number of conditions, including, among others, the accuracy of the representations and warranties in the underwriting agreement, receipt of specified letters from counsel and our independent registered public accounting firm, and receipt of specified officers’ certificates from us and the Selling Unitholder.

Common units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a price that represents a concession not in excess of $0.462 per common unit under the public offering price. If all of the common units are not sold at the public offering price, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the common units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Selling Unitholder has granted the underwriters an option to buy up to 1,800,000 additional common units from the Selling Unitholder at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. Credit Suisse Securities (USA) LLC, on behalf of the representatives, may exercise that option for 30 days from the date of this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional common units as the number listed next to the underwriter’s name in the preceding table bears to the total number of common units listed next to the names of all underwriters in the preceding table.

The following table shows the per common unit and total underwriting discounts and commissions to be paid to the underwriters by the Selling Unitholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

		Total
	Per Unit	No Exercise	Full Exercise
Public Offering Price	$25.15	$301,800,000	$347,070,000
Underwriting discounts and commissions to be paid by the Selling Unitholder	$0.77	$9,240,000	$10,626,000
Proceeds, before expenses, to the Selling Unitholder	$24.38	$292,560,000	$336,444,000

We estimate that our share of the total expenses of this offering will be approximately $350,000. The Selling Unitholder will pay all underwriting discounts and commissions.

Our common units are listed on the New York Stock Exchange under the symbol “UAN.”

We, the Selling Unitholder, our general partner, and the executive officers and directors of our general partner have agreed with the underwriters, subject to specified exceptions, not to dispose of or hedge any of the common units or securities convertible into or exchangeable for common units during the period from the date of the preliminary prospectus supplement relating to this offering of common units continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of Credit Suisse Securities (USA) LLC. This agreement does not apply to issuances by CVR Partners pursuant to any employee benefit or equity plans existing as of the closing of this offering.

The underwriters have informed us that they do not presently intend to release common units or other securities subject to the lock-up agreements. Any determination to release any common units or other securities subject to the lock-up agreements would be based on a number of factors at the time of any such determination; such factors may include the market price of the common units, the liquidity of the trading market for the common units, general market conditions, the number of common units or other securities subject to the lock-up agreements proposed to be sold, and the timing, purpose and terms of the proposed sale.

In order to facilitate the offering of the common units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. Specifically, the underwriters may sell more units than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of units available for purchase by the underwriters under their 30-day option to purchase additional common units. The underwriters can close out a covered short sale by exercising their option or purchasing units in the open market. In determining the source of units to close out a covered short sale, the underwriters will consider, among other things, the open market price of units compared to the price available under their option. The underwriters may also sell units in excess of their option, creating a naked short position. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common units in the open market to stabilize the price of the common units. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. These activities may raise or maintain the market price of the common units above independent market levels or prevent or retard a decline in the market price of the common units. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the Selling Unitholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered under this prospectus as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA conduct rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for quotation on a national securities exchange.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us, our general partner, the Selling Unitholder and CVR Energy and its affiliates, for which they received or will receive customary fees and expenses.

Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of CVR Partners, CVR Energy or CVR Refining. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriters that may make Internet distributions on the same basis as other allocations.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of common units which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if such Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common units shall require CVR Partners to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of common units to the public” in relation to any common units in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common units to be offered so as to enable an investor to decide to purchase or subscribe the common units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State) and includes any relevant implementing measure in that Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In the case of any common units being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the common units acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in that Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. CVR Partners and the underwriters and their affiliates, and others will rely on the truth and accuracy of the foregoing representation, acknowledgment and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the underwriters of such fact in writing may, with the consent of the underwriters, be permitted to subscribe for or purchase the common units in the offering.

Notice to Prospective Investors in the United Kingdom

Our partnership may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (FSMA) that is not a “recognized collective investment scheme” for the purposes of FSMA (CIS) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is for distribution only to persons:

(1)	if our partnership is a CIS and is marketed by a person who is an authorized person under FSMA, (i) who are investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended (the CIS Promotion Order) or (ii) who are high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(2)	(i) if our partnership is not a CIS or is marketed by a person who is not an authorized person under FSMA, who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Financial Promotion Order), (ii) falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order, or (iii) outside the United Kingdom; and

(3)	in both cases (1) and (2) above, to whom it may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).

Our partnership’s common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person must not act or rely on this document or any of its contents.

No person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus other than in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering. We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (CISA). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation of an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

LEGAL MATTERS

The validity of the common units and certain other legal matters will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain tax and other legal matters will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP and Vinson & Elkins L.L.P. provide legal services to CVR Energy, Inc. and its subsidiaries (including the Selling Unitholder) from time to time. Debevoise & Plimpton LLP, New York, New York is acting as counsel to the underwriters. Andrews Kurth LLP, Houston, Texas is acting as counsel to the underwriters with respect to certain tax and other legal matters.

EXPERTS

The consolidated financial statements of CVR Partners, LP and subsidiary as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein (and in the registration statement) in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-35120) (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offerings under this prospectus supplement:

•	our current reports on Form 8-K, filed on January 22, 2013 and March 15, 2013;

•	our annual report on Form 10-K for the year ended December 31, 2012, filed on March 1, 2013 (as amended on March 4, 2013);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2013, filed on May 2, 2013; and

•	the description of our common units contained in our Form 8-A, filed on April 4, 2011.

You may request a copy of any or all of the information incorporated by reference into this prospectus supplement (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

CVR Partners, LP

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Investor Relations

Telephone: (281) 207-3490

You should rely only on the information contained or incorporated by reference into this prospectus supplement. We, the Selling Unitholder and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, the Selling Unitholder and the underwriters are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common units offered hereby. This prospectus supplement is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our common units. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our common units are listed on the New York Stock Exchange (NYSE: UAN), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.cvrpartners.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or our other securities filings and is not a part of these filings.

APPENDIX A

GLOSSARY OF SELECTED TERMS

The following are definitions of certain terms used in this prospectus.

Ammonia	Ammonia is a direct application fertilizer and is primarily used as a building block for other nitrogen products for industrial applications and finished fertilizer products.

Blue Johnson	Blue, Johnson & Associates, Inc.

Capacity	Capacity is defined as the throughput a process unit is capable of sustaining, either on a calendar or stream day basis. The throughput may be expressed in terms of maximum sustainable, nameplate or economic capacity. The maximum sustainable or nameplate capacities may not be the most economical. The economic capacity is the throughput that generally provides the greatest economic benefit based on considerations such as feedstock costs, product values and downstream unit constraints.

Coffeyville Resources or CRLLC	Coffeyville Resources, LLC, the subsidiary of CVR Energy which directly owns our general partner and 50,920,000 common units, or approximately 70% of our common units prior to this offering and is expected to own 38,920,000 common units, or approximately 53% of our common units, following this offering.

common units	Common units representing limited partner interests of CVR Partners, LP.

corn belt	The primary corn producing region of the United States, which includes Illinois, Indiana, Iowa, Minnesota, Missouri, Nebraska, Ohio and Wisconsin.

CVR Energy	CVR Energy, Inc., a publicly traded company listed on the New York Stock Exchange under the ticker symbol “CVI,” which indirectly owns our general partner and the common units owned by CRLLC.

CVR Refining	CVR Refining, LP, a publicly traded limited partnership listed on the New York Stock Exchange under the ticker symbol “CVRR,” which currently operates a 115,000 bpd oil refinery in Coffeyville, Kansas, a 70,000 bpd oil refinery in Wynnewood, Oklahoma and ancillary businesses.

farm belt	Refers to the states of Illinois, Indiana, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota, Ohio, Oklahoma, South Dakota, Texas and Wisconsin.

Feedstocks	Petroleum products, such as crude oil and natural gas liquids, that are processed and blended into refined products, such as gasoline, diesel fuel and jet fuel, which are produced by a refinery.

general partner	CVR GP, LLC, our general partner, which is a wholly-owned subsidiary of Coffeyville Resources.

Initial Public Offering	The initial public offering of CVR Partners, LP common units that closed on April 13, 2011.

MMbtu	One million British thermal units: a measure of energy. One Btu of heat is required to raise the temperature of one pound of water one degree Fahrenheit.

on-stream	Measurement of the reliability of the gasification, ammonia and UAN units, defined as the total number of hours operated by each unit divided by the total number of hours in the reporting period.

pet coke	Petroleum coke—a coal-like substance that is produced during the refining process.

plant gate price	The unit price of fertilizer, in dollars per ton, offered on a delivered basis, and excluding shipment costs.

prepaid sales	Represents customer payments under contracts to guarantee a price and supply of fertilizer in quantities expected to be delivered in the next twelve months. Revenue is not recorded for such sales until the product is considered delivered. Prepaid sales are also referred to as deferred revenue.

recordable incident	An injury, as defined by OSHA. All work-related deaths and illnesses, and those work-related injuries which result in loss of consciousness, restriction of work or motion, transfer to another job, or require medical treatment beyond first aid.

Slag	A glasslike substance removed from the gasifier containing the metal impurities originally present in pet coke.

Slurry	A byproduct of the fluid catalytic cracking process that is sold for further processing or blending with fuel oil.

spot market	A market in which commodities are bought and sold for cash and delivered immediately.

Syngas	A mixture of gases (largely carbon monoxide and hydrogen) that results from heating coal in the presence of steam.

Throughput	The volume processed through a unit.

Ton	One ton is equal to 2,000 pounds.

Turnaround	A periodically required standard procedure to refurbish and maintain a facility that involves the shutdown and inspection of major processing units.

UAN	UAN is an aqueous solution of urea and ammonium nitrate used as a fertilizer.

wheat belt	The primary wheat producing region of the United States, which includes Oklahoma, Kansas, North Dakota, South Dakota and Texas.

CVR Partners, LP

50,920,000 Common Units Representing Limited Partner Interests

Coffeyville Resources, LLC, or the selling unitholder, may offer for resale under this prospectus, from time to time, up to 50,920,000 Common Units Representing Limited Partner Interests, or common units.

The common units may be offered or sold by the selling unitholder at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the selling unitholder’s common units. The selling unitholder will pay all commissions and discounts, if any, attributable to the sale or disposition of its common units, or interests therein.

Our common units are listed on the New York Stock Exchange under the symbol “UAN.” On August 15, 2012, the closing price of our common units was $26.11. The offering price per common unit will be determined from time to time by the selling unitholder in connection with, and at the time of, any particular sale.

This prospectus describes the general manner in which common units may be offered and sold by the selling unitholder. We will provide supplements to this prospectus describing the specific manner in which the selling unitholder’s common units may be offered and sold to the extent required by law. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

The selling unitholder may sell common units to or through underwriters, dealers or agents. The names of any underwriters, dealers or agents involved in the sale of any common units and the specific manner in which common units may be offered will be set forth in the prospectus supplement covering that sale to the extent required by law.

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider all of the information set forth in this prospectus, including the risk factors set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 (which documents are incorporated by reference herein), as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in our common units. See “Incorporation By Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 29, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s “shelf” registration rules. Pursuant to this prospectus, Coffeyville Resources, LLC, or Coffeyville Resources, as a selling unitholder may, from time to time, sell up to a total of 50,920,000 common units described in this prospectus in one or more offerings.

In this prospectus, all references to the “Partnership” “CVR Partners,” “we,” “us” and “our” refer to CVR Partners, LP, a Delaware limited partnership, and its consolidated subsidiary, unless the context otherwise requires or where otherwise indicated. References to “CVR Energy” refer to CVR Energy, Inc., a Delaware corporation that indirectly owns all of Coffeyville Resources, and through Coffeyville Resources, (i) CVR GP, LLC, a Delaware limited liability company that serves as our general partner, and (ii) the 50,920,000 common units being registered for resale pursuant to this prospectus.

When Coffeyville Resources sells common units under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference into this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

We are a Delaware limited partnership formed by CVR Energy to own, operate and grow our nitrogen fertilizer business. Strategically located adjacent to CVR Energy’s refinery in Coffeyville, Kansas, our nitrogen fertilizer manufacturing facility is the only operation in North America that utilizes a petroleum coke, or pet coke, gasification process to produce nitrogen fertilizer.

We produce and distribute nitrogen fertilizer products, which are used primarily by farmers to improve the yield and quality of their crops. Our principal products are ammonia and urea ammonium nitrate, or UAN. These products are manufactured at our facility in Coffeyville, Kansas. Our product sales are heavily weighted toward UAN and all of our products are sold on a wholesale basis.

Our facility includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day UAN unit and a gasifier complex with built-in redundancy having a capacity of 84 million standard cubic feet per day of hydrogen. Our gasifier is a dual-train facility, with each gasifier able to function independently of the other, thereby providing redundancy and improving our reliability. We upgrade a majority of the ammonia we produce to higher margin UAN fertilizer, an aqueous solution of urea and ammonium nitrate that has historically commanded a premium price over ammonia. In 2011, we produced 411,189 tons of ammonia, of which approximately 72% was upgraded into 714,130 tons of UAN.

We are expanding our existing asset base and utilizing the experience of our and CVR Energy’s management teams to execute our growth strategy, which includes expanding production of UAN and acquiring and building additional infrastructure and production assets. A significant two-year plant expansion designed to increase our UAN production capacity by 400,000 tons, or approximately 50%, per year, is underway and is anticipated to be completed by January 1, 2013. CVR Energy, a New York Stock Exchange listed company, which indirectly owns our general partner and the common units being registered for resale pursuant to this prospectus, currently owns and operates a 115,000 barrels per day (bpd) crude oil refinery in Coffeyville, Kansas, a 70,000 bpd crude oil refinery in Wynnewood, Oklahoma, and ancillary businesses.

The primary raw material feedstock utilized in our nitrogen fertilizer production process is pet coke, which is produced during the crude oil refining process. In contrast, substantially all of our nitrogen fertilizer competitors use natural gas as their primary raw material feedstock. Historically, pet coke has been less expensive than natural gas on a per ton of fertilizer produced basis and pet coke prices have been more stable when compared to natural gas prices. We currently purchase most of our pet coke from CVR Energy pursuant to a long-term agreement having an initial term that ends in 2027, subject to renewal. During the past five years, over 70% of the pet coke consumed by our plant was produced and supplied by CVR Energy’s crude oil refinery.

CVR Partners, LP was formed in Delaware in June 2007. Our principal executive offices are located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, and our telephone number is (281) 207-3200. Our website address is www.cvrpartners.com. Information contained in or linked to or from our website is not a part of this prospectus.

RISK FACTORS

You should carefully consider the risk factors set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 (which documents are incorporated by reference herein), as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before deciding to invest in our common units. See “Incorporation By Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our future profitability, our expected capital expenditures (including environmental expenditures) and the impact of such expenditures on our performance, the costs of operating as a public company, and our capital programs. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors,” that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

•	our ability to make cash distributions on the common units;

•	the volatile nature of our business and the variable nature of our distributions;

•	the ability of our general partner to modify or revoke our distribution policy at any time;

•	the seasonal and cyclical nature of our business;

•	adverse weather conditions, including potential floods and other natural disasters;

•	the dependence of our operations on a few third-party suppliers, including providers of transportation services and equipment;

•	our reliance on pet coke that we purchase from CVR Energy;

•	the supply and price levels of essential raw materials;

•	the risk of a material decline in production at our nitrogen fertilizer plant;

•	potential operating hazards from accidents, fire, severe weather, floods or other natural disasters;

•	the risk associated with governmental policies affecting the agricultural industry;

•	competition in the nitrogen fertilizer business;

•	capital expenditures and potential liabilities arising from environmental laws and regulations;

•	existing and proposed environmental laws and regulations, including those relating to climate change, alternative energy or fuel sources, and on the end-use and application of fertilizers;

•	new regulations concerning the transportation of hazardous chemicals, risks of terrorism and the security of chemical manufacturing facilities;

•	our lack of asset diversification;

•	our dependence on significant customers;

•	the potential loss of our transportation cost advantage over our competitors;

•	our potential inability to successfully implement our business strategies, including the completion of significant capital programs;

•	our reliance on CVR Energy’s senior management team and conflicts of interest they face operating both us and CVR Energy;

•	risks relating to evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;

•	risks relating to our relationships with CVR Energy, including the effect of a change of control at CVR Energy;

•	our ability to continue to license the technology used in our operations;

•	restrictions in our debt agreements;

•	changes in our treatment as a partnership for U.S. income or state tax purposes; and

•	instability and volatility in the capital and credit markets.

You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time made, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

This list of factors is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common units by the selling unitholder identified in this prospectus. The selling unitholder will receive all of the net proceeds from the sale of its common units. See “Selling Unitholder.”

SELLING UNITHOLDER

The Registration Statement of which this prospectus forms a part has been filed pursuant to registration rights granted to the selling unitholder in connection with our initial public offering in order to permit the selling unitholder to resell to the public our common units, as well as any common units that we may issue or may be issuable by reason of any unit split, unit distribution or similar transaction involving these common units. Under the terms of the registration rights agreement between us and the selling unitholder named herein, we will pay all expenses of the registration of its common units, including SEC filing fees, except that the selling unitholder will pay all underwriting discounts and selling commissions, if any.

The table below sets forth certain information known to us, based upon written representations from the selling unitholder, with respect to the beneficial ownership of our common units held by the selling unitholder as of August 15, 2012. Because the selling unitholder may sell, transfer or otherwise dispose of all, some or none of the common units covered by this prospectus, we cannot determine the number of such common units that will be sold, transferred or otherwise disposed of by the selling unitholder, or the amount or percentage of common units that will be held by the selling unitholder upon termination of any particular offering. See “Plan of Distribution.” For the purposes of the table below, we assume that the selling unitholder will sell all of its common units covered by this prospectus. When we refer to the selling unitholder in this prospectus, we mean the entity listed in the table below, as well as its pledgees, donees, assignees, transferees, and successors in interest.

In the table below, the percentage of common units beneficially owned is based on 73,043,356 common units outstanding as of the date of this prospectus. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated below, to our knowledge, the selling unitholder named in the table has sole voting and sole investment power with respect to all common units beneficially owned. The business address for the selling unitholder is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Beneficial Owner Name and Address	Units Beneficially Owned Prior to the Offering		Number of Units Offered	Units Beneficially Owned After the Offering
	Number	Percent		Number	Percent
Coffeyville Resources, LLC (1)	50,920,000	69.7%	50,920,000	0	—

(1)	Coffeyville Resources, LLC is an indirect wholly-owned subsidiary of CVR Energy, a publicly traded company. CVR Energy may be deemed to have direct beneficial ownership of the common units held by Coffeyville Resources by virtue of its control of Coffeyville Resources, LLC. The directors of CVR Energy are Carl C. Icahn, Bob G. Alexander, SungHwan Cho, Vincent J. Intrieri, John J. Lipinski, Samuel Merksamer, Stephen Mongillo, Daniel A. Ninivaggi, James M. Strock and Glenn R. Zander.

GENERAL DESCRIPTION OF THE COMMON

UNITS THAT THE SELLING UNITHOLDER MAY SELL

Our Common Units

The common units offered hereby represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges provided to limited partners under our partnership agreement. For a description of the rights of holders of our common units to partnership distributions, see “How We Make Cash Distributions” and “Our Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “Description of Our Partnership Agreement.”

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements entered into in connection with our formation and this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Transfer Agent and Registrar

Duties. American Stock Transfer & Trust Company serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our quarterly cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Listing

Our common units are listed on the New York Stock Exchange under the symbol “UAN.”

HOW WE MAKE CASH DISTRIBUTIONS

General

We expect to make distributions within 45 days after the end of each quarter as determined by the board of directors of our general partner, to unitholders of record on the applicable record date.

Common Units Eligible for Distribution

As of the date of this prospectus, we have 73,043,356 common units outstanding. Each common unit is allocated a portion of our income, gain, loss, deduction and credit on a pro-rata basis, and each common unit will be entitled to receive distributions (including upon liquidation) in the same manner as each other common unit.

Method of Distributions

We will pay distributions pursuant to our general partner’s determination of the amount of available cash for the applicable quarter, which we then distribute to our unitholders as of a fixed record date on a pro rata basis. However, our partnership agreement allows us to issue an unlimited number of additional equity interests of equal or senior rank. Our partnership agreement permits us to borrow to make distributions, but we are not required and do not intend to borrow to pay quarterly distributions. Accordingly, there is no guarantee that we will pay any distribution on the units in any quarter. We do not have a legal obligation to pay distributions, and the amount of distributions paid under our cash distribution policy and the decision to make any distribution is determined by the board of directors of our general partner. In addition, our credit facility includes provisions that may restrict our ability to make distributions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facility” incorporated by reference into this prospectus from our 2011 Form 10-K for a discussion of provisions included in our credit facility that restrict our ability to make distributions.

General Partner Interest

Our general partner owns a non-economic general partner interest and is not entitled to receive cash distributions. However, it may acquire common units and other equity interests in the future and will be entitled to receive pro rata distributions therefrom.

Adjustments to Capital Accounts Upon Issuance of Additional Common Units

We will make adjustments to capital accounts upon the issuance of additional common units. In doing so, we will generally allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to our unitholders prior to such issuance on a pro rata basis, so that after such issuance, the capital account balances attributable to all common units are equal.

OUR CASH DISTRIBUTION POLICY

AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with the specific assumptions upon which our cash distribution policy is based. For additional information regarding our historical operating results, you should refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our audited historical consolidated financial statements incorporated by reference into this prospectus from our 2011 Form 10-K. In addition, you should read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

Our Cash Distribution Policy

Our general partner’s current policy is to distribute all of the available cash we generate each quarter. Available cash for each quarter is determined by the board of directors of our general partner following the end of such quarter. Available cash for each quarter generally equals our cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate. We do not maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distribution or otherwise to reserve cash for distributions, nor do we intend to incur debt to pay quarterly distributions. We expect to finance substantially all of our growth externally, either by debt issuances or additional issuances of equity.

Because our policy is to distribute all available cash we generate each quarter, without reserving cash for future distributions or borrowing to pay distributions during periods of low cash flow from operations, our unitholders have direct exposure to fluctuations in the amount of cash generated by our business. We expect that the amount of our quarterly distributions, if any, will vary based on our operating cash flow during each quarter. Our quarterly cash distributions, if any, will not be stable and will vary from quarter to quarter as a direct result of variations in our operating performance and cash flow caused by fluctuations in the price of nitrogen fertilizers as well as forward and prepaid sales. Such variations may be significant. The board of directors of our general partner may change the foregoing distribution policy at any time and from time to time. Our partnership agreement does not require us to pay cash distributions on a quarterly or other basis.

From time to time, we make prepaid sales, whereby we receive cash during one quarter in respect of product to be produced and sold in a future quarter, but we do not record revenue in respect of the cash received until the quarter when product is delivered.

Limitations on Cash Distributions; Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly cash distributions from us. Our distribution policy may be changed at any time and is subject to certain restrictions, including:

•

Our unitholders have no contractual or other legal right to receive cash distributions from us on a quarterly or other basis. Our general partner’s current policy is to distribute to our unitholders each quarter all of the available cash we generate each quarter, as determined quarterly by the board of directors, but it may change this policy at any time.

•

Our business performance is expected to be more seasonal and volatile, and our cash flows are expected to be less stable, than the business performance and cash flows of most publicly traded partnerships. As a result, our quarterly cash distributions will be volatile and are expected to vary quarterly and annually. Unlike most publicly traded partnerships, we do not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase quarterly distributions over time. Furthermore, none of our limited partnership interests, including those held by Coffeyville Resources are subordinate in right of distribution payment to the common units sold in this offering.

•

The amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by the board of directors of our general partner. Our partnership agreement does not provide for any minimum quarterly distributions.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution to our limited partners if the distribution would cause our liabilities to exceed the fair value of our assets.

•

Our distribution policy is subject to restrictions on distributions under our credit facility. The credit facility provides that we can make distributions to holders of our common units, but only if we are in compliance with our leverage ratio and interest coverage ratio covenants on a pro forma basis after giving effect to any distribution and there is no default or event of default under the facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facility” incorporated by reference into this prospectus from our 2011 Form 10-K. Should we be unable to satisfy these restrictions under our credit facility, we would be prohibited from making cash distributions to you.

•

We may lack sufficient cash to make distributions to our unitholders due to a number of factors that would adversely affect us, including but not limited to decreases in net sales or increases in operating expenses, principal and interest payments on debt, working capital requirements, capital expenditures or anticipated cash needs. See “Risk Factors” for information regarding these factors.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. A copy of our partnership agreement is available through the SEC’s website at www.sec.gov. We will also provide you with a copy of our partnership agreement upon request at no charge. See “Where You Can Find More Information.”

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of cash, see “How We Make Cash Distributions” and “Our Cash Distribution Policy and Restrictions on Distributions”;

•	with regard to the fiduciary duties of our general partner, see “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, see “Description of Our Common Units — Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, see “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

We were organized on June 12, 2007 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under our partnership agreement is limited to engaging in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although our general partner has the ability to cause us and our subsidiary to engage in activities other than those related to the nitrogen fertilizer business and activities now or hereafter customarily conducted in conjunction with this business, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In general, our general partner is authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Common unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.” For a discussion of our general partner’s right to contribute capital to maintain its and its affiliates’ percentage interest if we issue partnership interests, see “— Issuance of Additional Partnership Interests.”

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the common units.

Unless and until it sells a substantial portion of the common units offered hereby, CVR Energy will have the ability to ensure passage of, as well as the ability to ensure the defeat of, any amendment which requires a unit majority by virtue of its indirect ownership of our common units. As of the date of the prospectus, CVR Energy indirectly controls approximately 70% of our common units.

In voting their common units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. The holders of a majority of the common units (including common units deemed owned by our general partner) represented in person or by proxy shall constitute a quorum at a meeting of such common unitholders, unless any such action requires approval by holders of a greater percentage of such units in which case the quorum shall be such greater percentage.

The following is a summary of the vote requirements specified for certain matters under our partnership agreement:

Issuance of additional partnership interests	No approval right. See “— Issuance of Additional Partnership Interests.”

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of the common unitholders. Other amendments generally require the approval of a unit majority. See “— Amendment of Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. See “— Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. See “— Termination and Dissolution.”

Continuation of our partnership upon dissolution	Unit majority. See “— Termination and Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2021. See “— Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding common units, including common units held by our general partner and its affiliates. See

“— Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2021. See “— Transfer of General Partner Interests.”

Transfer of ownership interests in our general partner	No approval required at any time. See “— Transfer of Ownership Interests in Our General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of such units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific approval of our general partner.

Management

Our general partner, CVR GP, LLC, manages our operations and activities subject to the terms and conditions specified in our partnership agreement. Our general partner is owned by Coffeyville Resources, an indirect wholly-owned subsidiary of CVR Energy. The operations of our general partner in its capacity as general partner are managed by its board of directors. Actions by our general partner that are made in its individual capacity are made by Coffeyville Resources as the sole member of our general partner and not by the board of directors of our general partner. Our general partner is not elected by our unitholders and is not be subject to re-election on a regular basis in the future. The officers of our general partner manage the day-to-day affairs of our business.

Limited partners are not entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our general partner is liable, as a general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly non-recourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are non-recourse to it. Our credit facility is non-recourse to our general partner.

Whenever our general partner makes a determination or takes or declines to take an action in its individual, rather than representative, capacity, it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us, any limited partner or assignee, and it is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement or under Delaware law or any other law. Examples include the exercise of its call right or its registration rights, its voting rights with respect to the units it owns and its determination whether or not to consent to any merger or consolidation of the partnership. Actions by our general partner that are made in its individual capacity are made by Coffeyville Resources, the sole member of our general partner, not by its board of directors.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine.

shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner,

•	to approve some amendments to our partnership agreement, or

•	to take other action under our partnership agreement,

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiary conducts business in three states: Kansas, Nebraska and Texas. We and our current subsidiary or any future subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there. We have attempted to limit our liability for the obligations of our operating subsidiary by structuring it as a limited liability company.

If, by virtue of our membership interest in our operating subsidiary or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or liability company statute, or that the right, or exercise of the right by the limited partners as a group, to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our quarterly cash distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, have special voting rights to which the common units are not entitled or are senior in right of distribution to the common units. In addition, our partnership agreement does not prohibit the issuance by our subsidiary of equity interests, which may effectively rank senior to the common units.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or any partner, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below under “— No Unitholder Approval,” our general partner is required to seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

(1)	enlarge the obligations of any limited partner or general partner without its consent, unless approved by at least a majority of the type or class of partner interests so affected;

(2)	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion;

(3)	change certain of the terms under which we can be dissolved; or

(4)	change the term of the Partnership.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding common units, voting together as a single class (including common units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any other partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor our subsidiary will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate for the creation, authorization, or issuance of additional partnership interests or rights to acquire partnership interests, as otherwise permitted by our partnership agreement;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

•	any other amendments substantially similar to any of the matters described above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the partners considered as a whole or any particular class of partners;

•

are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of common units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for U.S. federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding common units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under Delaware law of any of our limited partners.

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding common units in relation to other classes of units will require the approval of at least a majority of the type or class of common units so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger or consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or other partners, including any duty to act in good faith or in the best interest of us or the other partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our common units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or our subsidiary into a new limited liability entity or merge us or our subsidiary into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1)	the election of our general partner to dissolve us, if approved by the holders of common units representing a unit majority;

(2)	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

(3)	the entry of a decree of judicial dissolution of our partnership; or

(4)	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of common units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither our partnership nor our subsidiary would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2021 without obtaining the approval of the holders of at least a majority of the outstanding common units excluding common units held by our general partner and its affiliates (including CVR Energy), and by giving 90 days’ written notice and furnishing an opinion of counsel regarding limited liability and tax matters. On or after March 31, 2021, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the unitholders if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest without the approval of the unitholders. See “— Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding classes of common units voting as a single class may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. See “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common units, voting together as a single class, including common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding common units by our general partner and its affiliates (including Coffeyville Resources) gives them the ability to prevent our general partner’s removal. Affiliates of our general partner currently own approximately 70.0% of the outstanding common units.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of the general partner interest. Under all other circumstances where our general partner withdraws or is removed, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to the general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for the transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

•	an affiliate of our general partner (other than an individual), or

•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest to another person prior to March 31, 2021 without the approval of both the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after March 31, 2021, the general partner interest will be freely transferable. As a condition of any transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer common units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove CVR GP, LLC as our general partner or otherwise change management. See “— Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of common units, that person or group loses voting rights on all of its common units. This loss of voting rights does not apply in certain circumstances. See “— Voting Rights.”

Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by public unitholders, as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The only class of limited partner interest outstanding is the common units, and affiliates of our general partner currently own approximately 70% of the total outstanding common units.

The purchase price in the event of such an acquisition will be the greater of:

(1) the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

(2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

As a result of our general partner’s right to purchase outstanding common units, a holder of common units may have its common units purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The U.S. federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See “Material U.S. Federal Income Tax Consequences — Disposition of Common Units.”

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partner (and their owners, to the extent relevant); and

•

permit us to redeem the common units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the board to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Taxpaying Assignees; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by our subsidiary, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our current or future subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our partner (and their owners, to the extent relevant); and

•

permit us to redeem the common units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by the general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders who are record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of our unitholders and to act upon matters for which approvals may be solicited. Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. See “— Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates, a direct or subsequently approved transferee of our general partner or their affiliates, or, upon the approval by the general partner, any other unitholder, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

Except as described above under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Indemnification

Under our partnership agreement we will indemnify the following persons in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings:

(1) our general partner;

(2) any departing general partner;

(3) any person who is or was a director, officer, fiduciary, trustee, manager or managing member of us or our subsidiary, our general partner or any departing general partner;

(4) any person who is or was serving as a director, officer, fiduciary, trustee, manager or managing member of another person owing a fiduciary duty to us or our subsidiary at the request of a general partner or any departing general partner;

(5) any person who controls our general partner; or

(6) any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless they otherwise agree, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for (1) all direct and indirect expenses it incurs or payments it makes on our behalf (including salary, bonus, incentive compensation and other amounts paid to any person, including affiliates of our general partner, to perform services for us or for the general partner in the discharge of its duties to us) and (2) all other expenses reasonably allocable to us or otherwise incurred by our general partner in connection with operating our business (including expenses allocated to our general partner by its affiliates). Our general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available a report containing our unaudited financial statements within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder of a unit with tax information reasonably required for federal and state income tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

In addition, CVR Energy will have full and complete access to any records relating to our business, and our general partner will cause its officers and independent accountants to be available to discuss our business and affairs with CVR Energy’s officers, agents and employees.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his/her interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

(1) a current list of the name and last known address of each record holder;

(2) information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

(3) copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

(4) information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

(5) any other information regarding our affairs that our general partner determines is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners’ trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws any units sold by our general partner or any of its affiliates if an exemption from the registration requirements is not otherwise available. We will not be required to effect more than two registrations pursuant to this provision in any twelve-month period, and our general partner can defer filing a registration statement for up to six months if it determines that this would be in our best interests due to a pending transaction, investigation or other event. We have also agreed that, if we at any time propose to file a registration statement for an offering of partnership interests for cash, we will use all commercially reasonable efforts to include such number of partnership interests in such registration statement as any of our general partner or any of its affiliates shall request. We are obligated to pay all expenses incidental to these registrations, other than underwriting discounts and commissions. The registration rights in our partnership agreement are applicable with respect to our general partner and its affiliates after it ceases to be a general partner for up to two years following the effective date of such cessation. In addition, we entered into an amended and restated registration rights agreement with Coffeyville Resources effective as of the closing of our Initial Public Offering, pursuant to which we may be required to register the sale of the common units it holds. Coffeyville Resources has exercised its registration rights under this amended and restated registration rights agreement in connection with this prospectus.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including Coffeyville Resources and CVR Energy), on the one hand, and us and our public unitholders, on the other hand. Conflicts may arise as a result of (1) the overlap of directors and officers between our general partner and CVR Energy, which may result in conflicting obligations by these officers and directors, and (2) duties of our general partner to act for the benefit of CVR Energy and its stockholders, which may conflict with our interests and the interests of our public unitholders. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to Coffeyville Resources, its owner, and the stockholders of CVR Energy, its indirect parent. At the same time, our general partner has a contractual duty under our partnership agreement to manage us in a manner that is in our best interests.

Whenever a conflict arises between our general partner, on the one hand, and us or any other public unitholder, on the other, our general partner will resolve that conflict. Our partnership agreement contains provisions that replace default fiduciary duties with contractual corporate governance standards as set forth therein. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without such replacement, might constitute breaches of fiduciary duty.

Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of a conflict is:

•	approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

•

approved by the vote of a majority of the outstanding common units, excluding any units owned by the general partner or any of its affiliates, although our general partner is not obligated to seek such approval;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors or from the common unitholders. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires. Conflicts of interest could arise in the situations described below, among others.

We rely primarily on the executive officers of our general partner, many of which also serve as the senior management team of CVR Energy and its affiliates, to manage many aspects of our business and affairs.

Although we have entered into a services agreement with CVR Energy under which we compensate CVR Energy for the services of its management, CVR Energy’s management is not required to devote any specific amount of time to our business and may devote a substantial majority of their time to the business of CVR Energy rather than to our business. Moreover, either CVR Energy or our general partner can terminate the services agreement at any time, subject to a 180-day notice period. In addition, the executive officers of CVR Energy, including its chief operating officer, chief financial officer, general counsel and vice president for environmental, health and safety, will face conflicts of interest if decisions arise in which we and CVR Energy have conflicting points of view or interests.

Our general partner’s affiliates may compete with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner, guaranteeing debt of its affiliates and those activities incidental to its ownership of interests in us. However, except as provided in our partnership agreement and the omnibus agreement, affiliates of our general partner (which includes CVR Energy) are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

The owners of our general partner are not required to share business opportunities with us.

Our partnership agreement provides that the owners of our general partner are permitted to engage in separate businesses which directly compete with us and are not required to share or communicate or offer any potential business opportunities to us even if the opportunity is one that we might reasonably have pursued. The partnership agreement provides that the owners of our general partner will not be liable to us or any unitholder for breach of any duty or obligation by reason of the fact that such person pursued or acquired for itself any business opportunity.

Neither our partnership agreement nor any other agreement requires CVR Energy or its affiliates to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. CVR Energy’s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of CVR Energy, which may be contrary to our interests.

The officers and certain directors of our general partner who are also officers or directors of CVR Energy have fiduciary duties to CVR Energy that may cause them to pursue business strategies that disproportionately benefit CVR Energy or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us (such as CVR Energy) in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to the units it owns, its registration rights and the determination of whether to consent to any merger or consolidation of the partnership or amendment of the partnership agreement.

Our general partner has limited its liability in the partnership agreement and replaced default fiduciary duties with contractual corporate governance standards set forth therein, thereby restricting the remedies available to our unitholders for actions that, without such replacement, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

•

permits our general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling our general partner to consider only the interests and factors that it desires, and imposes no duty or obligation on our general partner to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

•

provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

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generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by our general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•

provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•

provides that in resolving conflicts of interest, it will be presumed that in making its decision, the general partner or its conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. See “— Fiduciary Duties.”

Actions taken by our general partner may affect the amount of cash distributions to unitholders.

The amount of cash that is available for distribution to unitholders is affected by decisions of the board of directors of our general partner regarding such matters as:

•	the expenses associated with being a public company and other general and administrative expenses;

•	interest expense and other financing costs related to current and future indebtedness;

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings; and

•	issuance of additional units.

Our partnership agreement permits us to borrow funds to make a distribution on all outstanding units, and further provides that we and our subsidiaries may borrow funds from our general partner and its affiliates.

Our general partner and its affiliates are not required to own any of our common units. If our general partner’s affiliates were to sell all or substantially all of their common units, this would heighten the risk that our general partner would act in ways that are more beneficial to itself than our common unitholders.

Affiliates of our general partner own the majority of our outstanding units, but there is no requirement that they continue to do so. The general partner and its affiliates are permitted to sell all of their common units, subject to certain limitations contained in our partnership agreement. In addition, the current owners of our general partner may sell the general partner interest to an unrelated third party. If neither the general partner nor its affiliates owned any of our common units, this would heighten the risk that our general partner would act in ways that are more beneficial to itself than our common unitholders.

We reimburse our general partner and its affiliates, including CVR Energy, for expenses.

We reimburse our general partner and its affiliates, including CVR Energy, for costs incurred in managing and operating us, including overhead costs incurred by CVR Energy in rendering corporate staff and support services to us. Our partnership agreement provides that the board of directors of our general partner will determine in good faith the expenses that are allocable to us and that reimbursement of overhead to CVR Energy as described above is fair and reasonable to us. The services agreement does not contain any cap on the amount we may be required to pay pursuant to this agreement.

Common units are subject to our general partner’s call right.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by public unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our manager from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. See “The Partnership Agreement — Call Right.”

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates is or will be the result of arm’s-length negotiations.

Our partnership agreement generally provides that if any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates, is:

•	approved by a majority of the members of our conflicts committee;

•	approved by a majority of outstanding common units (excluding those owned by our general partner and its affiliates);

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us)

it will be deemed approved by all of our partners, and deemed to not constitute a breach of our partnership agreement or any duty thereunder or existing at law.

The prosecution of any disputes or disagreements that could arise in the future under a contract or other agreement between us and our general partner would give rise to an automatic conflict of interest, as a common group of executive officers is likely to be on both sides of the transaction.

Our general partner and its affiliates will have no obligation to permit us to use any of its facilities or assets, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under future contractual arrangements (and has done so under our credit facility) so that the other party has recourse only to our assets and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Except in limited circumstances, our general partner has the power and authority to conduct our business without limited partner approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•

the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into securities of the partnership, and the incurring of any other obligations;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of partnership cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•

the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other entities;

•

the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

See “The Partnership Agreement” for information regarding the voting rights of common unitholders.

Fiduciary Duties

The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict, expand or eliminate the fiduciary duties owed by general partners to other partners and the partnership. Our partnership agreement has eliminated these default fiduciary standards; instead, our general partner is accountable to us and our unitholders pursuant to the detailed contractual standards set forth in our partnership agreement. The duties owed to unitholders by our general partner are thus prescribed by our partnership agreement and not by default fiduciary duties.

We have adopted these standards to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without such deviation from the default standards, such transactions could result in violations of our general partner’s state law fiduciary duties. We believe this is appropriate and necessary because the board of directors of our general partner has duties to manage our general partner in a manner beneficial to Coffeyville Resources, its owner, and the stockholders of CVR Energy, its indirect parent, and duties to manage us in a manner that is in our best interests. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. These modifications also enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is in our best interests. Further, these modifications enable our general partner to attract and retain experienced and capable directors. However, these modifications disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without such modifications, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

The following is a summary of (1) the default fiduciary duties under the Delaware Act, (2) the standards contained in our partnership agreement that replace the default fiduciary duties and (3) certain rights and remedies of limited partners contained in the Delaware Act.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the Partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

All conflicts of interest disclosed in this prospectus (including our agreements and other arrangements with CVR Energy) have been approved by all of our partners under the terms of our partnership agreement.

If our general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders, and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

Rights and remedies of limited partners	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was criminal.

In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. See “Description of Our Common Units — Transfer of Common Units.” This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render our partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent or grossly negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable.

Related Party Transactions

We have adopted policies for the review, approval and ratification of transactions with related persons. At the discretion of our general partner’s board of directors, a proposed related party transaction may generally be approved by the board in its entirety, or by a “conflicts committee” meeting the definitional requirements for such a committee under the Partnership Agreement

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders. To the extent this section discusses U.S. federal income taxes, that discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to CVR Partners, LP and Coffeyville Resources Nitrogen Fertilizers, LLC, or CRNF, our operating subsidiary.

This section does not address all U.S. federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, this section focuses on unitholders who are individual citizens or residents of the United States (as determined for U.S. federal income tax purposes), whose functional currency is the U.S. dollar and who hold our common units as capital assets (generally, property that is held as an investment). This section has only limited applicability to unitholders that are corporations, partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts, or REITs, or mutual funds. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to him resulting from the ownership or disposition of common units.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described in this section. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest with the IRS of the matters described herein may materially and adversely impact the market for our common units and the prices at which our common units trade. In addition, the costs of any contest with the IRS, including legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, our tax treatment or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements of law and legal conclusions, but not statements of fact, contained in this section, except as described below or otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us to them for this purpose.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of our common units (please read “— Tax Consequences of Common Unit Ownership — Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Common Unit Ownership — Section 754 Election” and “— Uniformity of Common Units”).

Partnership Status

We are treated as a partnership for U.S. federal income tax purposes and, therefore, generally are not liable for U.S. federal income taxes. Instead, as described in detail below, each of our unitholders is required to take into account his respective share of our items of income, gain, loss and deduction in computing his U.S. federal income tax liability as if the unitholder had earned the income directly, even if no cash distributions are made to the unitholder. Distributions by us to a unitholder generally do not give rise to income or gain taxable to him unless the amount of cash distributed to him is in excess of his adjusted basis in his common units.

Section 7704 of the Code provides that a publicly traded partnership will, as a general rule, be treated as a corporation for U.S. federal income tax purposes. However, under an exception, referred to as the “Qualifying Income Exception,” if 90% or more of the partnership’s gross income for every taxable year consists of “qualifying income,” the partnership will continue to be treated as a partnership for U.S. federal income tax purposes. Qualifying income includes income and gains derived from the production, marketing and transportation of fertilizer, and the production, transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, the portion of our income that is qualifying income could change from time to time. The IRS has made no determination as to our partnership status for U.S. federal income tax purposes. Instead, we have relied on the opinion of Vinson & Elkins, L.L.P. on such matters. Based upon and subject to this estimate, the factual representations made by us and our general partner regarding the composition of our gross income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we are classified and will continue to be classified as a partnership and our operating subsidiary is and will continue to be disregarded as an entity separate from us for U.S. federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(a)	neither we nor our operating subsidiary has elected or will elect to be treated as a corporation for U.S. federal income tax purposes; and

(b)	for each taxable year, more than 90% of our gross income has been or will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation generally should not result in the recognition of taxable income by our unitholders or us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were treated as a corporation for U.S. federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our U.S. federal income tax liability, rather than being passed through to our unitholders. In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, our taxation as a corporation would result in a material reduction in the anticipated cash flow and after tax return to our unitholders, likely causing a substantial reduction of the value of our units.

The remainder of this discussion is based on Vinson & Elkins L.L.P.’s opinion that we are and will continue to be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

Unitholders who are admitted as limited partners of CVR Partners, as well as unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, are treated as partners of CVR Partners for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of short sales, please read “— Tax Consequences of Common Unit Ownership — Treatment of Short Sales.” Unitholders who are not treated as partners in us are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

The references to “unitholders” in the remainder of this section are to persons who are treated as partners in CVR Partners for U.S. federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-Through of Taxable Income. Subject to the discussion below under “— Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we do not pay any U.S. federal income tax on our taxable income. Instead, each unitholder is required to report on his U.S. federal income tax return his share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution. Our taxable year ends on December 31.

Treatment of Distributions. Distributions made by us to a unitholder generally are not taxable to the unitholder for U.S. federal income tax purposes. Cash distributions made by us to a unitholder in an amount that exceeds the unitholder’s tax basis in his common units immediately before the distribution, however, generally result in the unitholder recognizing gain taxable in the manner described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” are treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash to the unitholder. For this purpose, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any additional amount allocated based on the unitholder’s share of our profits. A non-pro rata distribution of money or property, including a non-pro rata distribution deemed to result from a decrease in a unitholder’s share of our nonrecourse liabilities, may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code, and collectively, “Section 751 Assets.” To that extent, a unitholder will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange generally will result in the unitholder’s realization of ordinary income, equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A unitholder’s U.S. federal income tax basis in his common units initially is the amount he paid for the common units plus his share of our nonrecourse liabilities at the time of purchase. That basis generally will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities, and will be decreased, but not below zero, by distributions to the unitholder from us, by the unitholder’s share of our losses, by any decreases in the unitholder’s share of our nonrecourse liabilities and by the unitholder’s share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses is limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities.

In general, a unitholder is at risk to the extent of his U.S. federal income tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money the unitholder borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the common units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

In addition to the basis and at-risk limitations on the deductibility of losses, passive activity loss limitations generally apply to limit the deductibility of losses incurred by individuals, estates, trusts and some closely-held corporations and personal service corporations from “passive activities,” which are generally trade or business activities in which the taxpayer does not materially participate. The passive activity loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive activity losses we generate are only available to offset our passive activity income generated in the future and are not available to offset income from other passive activities or investments, including a unitholder’s investments in other publicly traded partnerships, or salary or active business income. Passive activity losses that are not deductible because they exceed a unitholder’s share of passive activity income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense takes into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership is treated as investment income to its partners for purposes of the investment interest expense limitation. In addition, the unitholder’s share of our portfolio income is treated as investment income.

Entity-Level Collections of Unitholder Taxes. If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds and treat payment as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction. In general, our items of income, gain, loss and deduction are allocated among our unitholders for capital account and U.S. federal income tax purposes in accordance with their percentage interests in us. Although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Specified items of our income, gain, loss and deduction are allocated under Section 704(c) of the Code to account for (i) any difference between the U.S. federal income tax basis and fair market value of property contributed to us by CVR Energy that exists at the time of such contribution or (ii) any difference between the tax basis and fair market value of our assets at the time of an offering, together referred to in this discussion as the “Book-Tax Disparity.” In addition, items of recapture income are specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate a Book-Tax Disparity, is generally given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” as determined under Treasury Regulations. In any other case, a unitholder’s share of an item is determined on the basis of his interest in us, which is determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our amended and restated partnership agreement will be given effect for U.S. federal income tax purposes in determining a unitholder’s share of an item of our income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose common units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those common units. If so, he would no longer be treated for U.S. federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those common units would be fully taxable; and

•	all of these distributions may be subject to tax as ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units due to a lack of controlling authority. Unitholders desiring to assure their status as partners in us for U.S. federal income tax purposes and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35%, and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) is 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

A 3.8% Medicare tax on certain investment income earned by certain individuals, estates and trusts is scheduled to apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of our common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election. We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. That election generally permits us to adjust a purchasing unitholder’s tax basis in our assets (“inside basis”) under Section 743(b) of the Code to reflect his purchase price for the common units. The Section 743(b) adjustment separately applies to any unitholder who purchases outstanding common units from another unitholder based upon the values and bases of our assets at the time of the transfer to the purchaser, and belongs only to the purchaser and not to other unitholders. The Section 743(b) adjustment also does not apply to a person who purchases common units directly from us. Please read, however, “— Allocation of Income, Gain, Loss and Deduction.” For purposes of this discussion, a unitholder’s inside basis in our assets is considered to have two components: (1) the unitholder’s share of our tax basis in our assets (“common basis”) and (2) the unitholder’s Section 743(b) adjustment to that basis.

The timing and calculation of deductions attributable to Section 743(b) adjustments to our common basis depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Code Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Code Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read “— Allocation of Income, Gain, Loss and Deduction.” The timing of these deductions may affect the uniformity of our common units. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of our common units even if that position is not consistent with these and any other applicable Treasury Regulations or if the position would result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Common Units.”

These positions are consistent with the methods employed by other publicly traded partnerships but are inconsistent with the existing Treasury Regulations and Vinson & Elkins L.L.P. has not opined on the validity of this approach. The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of our common units. Because a unitholder’s tax basis for his common units is reduced by his share of our items of deduction or loss, any position we take that understates deductions will overstate the unitholder’s basis in his common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “— Disposition of Common Units —Recognition of Gain or Loss.” If such a challenge to such treatment were sustained, the gain from the sale of common units may be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his common units is higher than the common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his common units is lower than those common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of our common units may be affected either favorably or unfavorably by the election. A tax basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder is required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in his taxable income for his taxable year, with the result that he is required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Deduction for U.S. Production Activities. Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, our unitholders are entitled to a deduction, herein referred to as the

Section 199 deduction, equal to 9% of such unitholders’ qualified production activities income, but not to exceed 50% of the Form W-2 wages actually or deemed paid by the unitholder during the taxable year and allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder aggregates his share of the qualified production activities income allocated to him from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “— Tax Consequences of Common Unit Ownership — Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and Vinson & Elkins, L.L.P. is unable to express any opinion, as to the availability or extent of the Section 199 deduction to our unitholders. Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Tax Basis, Depreciation and Amortization. The tax basis of our assets is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering by us will be borne by our partners holding interests in us prior to such offering. Please read “— Tax Consequences of Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction.” We may not be entitled to any amortization deductions with respect to certain goodwill or other intangible properties conveyed to us or held by us at the time of any future offering. Please read “— Uniformity of Common Units.”

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties. The U.S. federal income tax consequences of the ownership and disposition of our common units depends in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we have made many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and are not binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. A unitholder is required to recognize gain or loss on a sale of common units equal to the difference between the unitholder’s amount realized and tax basis for the units sold. A unitholder’s amount realized will equal the sum of the cash and the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale. For example, distributions from us in excess of cumulative net taxable income allocated to a unitholder results in a decrease in the unitholder’s U.S. federal income tax basis in that common unit, which will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a common unit is generally taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held for more than one year is generally taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2012 and 20% thereafter (absent new legislation extending or adjusting the current rate). Gain or loss recognized on the disposition of common units is separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder is unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income or loss is determined annually, is prorated on a monthly basis and is subsequently apportioned among our unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed Treasury Regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and losses between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of common units prior to the record date set for a cash distribution for a quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his common units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of common units who purchases common units from another unitholder also generally is required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who satisfies such requirements.

Constructive Termination. We will be considered to have terminated our partnership for U.S. federal income tax purposes if there are sales or exchanges that, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest within a twelve-month period are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than one year of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and could result in unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure for publicly traded partnerships that have technically terminated, the IRS may allow us, among other things, to provide only a single Schedule K-1 to unitholders for the tax year in which the termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units and because of other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not anticipated to apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the common units. Please read “— Tax Consequences of Common Unit Ownership — Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions. A unitholder’s basis in common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “— Disposition of Common Units — Recognition of Gain or Loss” above and “— Tax Consequences of Unit Ownership — Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of common units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our common units.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization is unrelated business taxable income and is taxable to them.

Non-resident aliens and non-U.S. corporations, trusts or estates that own our common units are considered to be engaged in business in the United States because of the ownership of common units. As a consequence, they are required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns common units is treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that common unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a non-U.S. unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Therefore, non-U.S. unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of common units.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of our income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of our common units.

The IRS may audit our U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names Coffeyville Resources, LLC as our Tax Matters Partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against our unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of our unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	a statement regarding whether the beneficial owner is:

1.	a person that is not a U.S. person;

2.	a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

3.	a tax-exempt entity;

(c)	the amount and description of common units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty is generally reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority”; or

(2)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of our unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we have made and will make a reasonable effort to furnish sufficient information for our unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit our unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (i) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (iii) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty is increased to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly our unitholders’ tax returns) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our unitholders may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties;”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, our unitholders are subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we conduct business or own or control property or in which the unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own assets and conduct business in Kansas, Missouri, Nebraska and Texas. Kansas, Missouri and Nebraska currently impose a personal income tax on individuals. Kansas, Missouri and Nebraska also impose an income tax on corporations and other entities. Texas currently imposes a franchise tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although a unitholder may not be required to file a return and pay taxes in some states because his income from that state falls below the filing and payment requirement, unitholders are required to file income tax returns and to pay income taxes in any state in which we conduct business or own or control property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld are treated as if distributed to our unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Common Unit Ownership — Entity-Level Collections of Unitholder Taxes.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of him.

PLAN OF DISTRIBUTION

General

The selling unitholder may sell the common units covered by this prospectus using one or more of the following methods:

•	underwriters in a public offering;

•	“at the market” to or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales (including short sales “against the box”);

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common units by the selling unitholder may include the following information to the extent required by law:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The selling unitholder may offer our common units to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common units, the securities will be acquired by the underwriters for their own account. The underwriters may resell the common units in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of common units, underwriters may receive compensation from the selling unitholder, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell common units to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions. Underwriting compensation will not exceed 8% for any offering under this Registration Statement.

If the selling unitholder uses an underwriter or underwriters to effectuate the sale of common units, we and it will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of common units, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

In effecting sales, brokers or dealers engaged by the selling unitholder may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling unitholder (or, if any broker-dealer acts as agent for the purchaser of common units, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling unitholder may also sell common units from time to time through agents. We will name any agent involved in the offer or sale of such common units and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling unitholder may sell common units directly to purchasers. In this case, they may not engage underwriters or agents in the offer and sale of such common units.

The selling unitholder and any underwriters, broker-dealers or agents that participate in the sale of the selling unitholder’s common units or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the common units may be underwriting discounts and commissions under the Securities Act. Selling unitholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling unitholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from the selling unitholder.

We are not aware of any plans, arrangements or understandings between the selling unitholder and any underwriter, broker-dealer or agent regarding the sale of the common units by the selling unitholder. We cannot assure you that the selling unitholder will sell any or all of the common units offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling unitholder will not transfer, devise or gift the common units by other means not described in this prospectus. Moreover, common units covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, the selling unitholder may pledge, hypothecate or grant a security interest in some or all of the common units it owns. The pledgees, secured parties or persons to whom the common units have been hypothecated will, upon foreclosure, be deemed to be selling unitholders. The number of common units offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling unitholder’s common units will otherwise remain unchanged. In addition, the selling unitholder may, from time to time, sell the common units short, and, in those instances, this prospectus may be delivered in connection with the short sales and the common units offered under this prospectus may be used to cover short sales.

The selling unitholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common units in the course of hedging the positions they assume with that selling unitholder, including, without limitation, in connection with distributions of the common units by those broker-

dealers. A selling unitholder may enter into option or other transactions with broker-dealers that involve the delivery of the common units offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

Indemnification

We and the selling unitholder may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common units may be entitled to indemnification by us and/or the selling unitholder against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the common units and certain other legal matters will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain tax and other legal matters will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP and Vinson & Elkins L.L.P provide legal services to CVR Energy, Inc. and its subsidiaries from time to time. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The consolidated financial statements of CVR Partners, LP and subsidiary as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011 have been incorporated by reference herein (and in the registration statement) in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-35120) (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offerings under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 24, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, filed on May 4, 2012 and August 2, 2012, respectively;

•	our Current Reports on Form 8-K filed on January 17, 2012, February 1, 2012, May 15, 2012, May 16, 2012 and July 27, 2012; and

•	the description of our common units contained in our Form 8-A, filed on April 4, 2011.

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

CVR Partners, LP

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Investor Relations

Telephone: (281) 207-3490

You should rely only on the information contained or incorporated by reference into this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common units offered hereby. This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our common units. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our common units is listed on the New York Stock Exchange (NYSE: UAN), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.cvrpartners.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.